                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]
Check the appropriate box:
[ ] Preliminary proxy statement         [ ]  Confidential, For Use of the
                                             Commission Only (as permitted
                                             by Rule 14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              MONARCH AVALON, INC.
     -----------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
     (4)  Proposed maximum aggregate value of transaction:  $6,000,000
     (5)  Total fee paid: $1,200
[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previous paid:
     (2)  Form, Schedule or registration statement no.:
     (3)  Filing party:
     (4)  Date Filed:

                                 MONARCH AVALON, INC.
                                4517 Harford Road
                            Baltimore, Maryland 21214


                                                         September 17, 1998

Dear Stockholder:

     Your Company cordially invites you to attend the 1998 Annual Meeting of Stockholders which will be held at 11:00 A.M. on October 23, 1998, at the Center Club, Legg Mason Building, 100 Light Street, Baltimore, Maryland.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the Annual Meeting. A copy of the Annual Report to Stockholders is also enclosed herewith.

     Whether you plan to attend or not, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, in order that as many shares as possible may be represented at the Annual Meeting. Return-ing your proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

     A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in order to transact business, and accordingly, the vote of every stockholder is important. Your cooperation in returning your executed proxy promptly will be appreciated.

                                           Sincerely,


                                           Jackson y. Dott
                                           President

                               MONARCH AVALON, INC.
                                4517 Harford Road
                            Baltimore, Maryland 21214

    NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 23, 1998

TO THE STOCKHOLDERS OF MONARCH AVALON, INC.:

NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Monarch Avalon, Inc., a Delaware corporation (the "Company"), will be held at 11:00 A.M. local time on October 23, 1998, at the Center Club, Legg Mason Building, 100 Light Street, Baltimore, Maryland for the following purposes:

     1. To consider and vote upon a proposal to approve (A) the Asset Purchase Agreement dated as of August 3, 1998 (the "Asset Purchase Agreement") between the Company and HIAC XII Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Hasbro, Inc., a Rhode Island corporation; and (B) the sale of substantially all the business, operations and assets of the Games Business of the Company as contemplated by the Asset Purchase Agreement (the "Proposed Transaction") which may be deemed to be a sale of substantially all the property and assets of the Company pursuant to Section 271 of the Delaware General Corporation Law;

     2. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Monarch Services Inc., effective upon the consummation of the Proposed Transaction;

     3. To elect a Board of four Directors to hold office for the ensuing year and until their successors are elected and qualified;

     4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending April 30, 1999;

     5. To consider any other matter which may properly come before the Annual Meeting.

     All the above matters are more fully described in the accompanying Proxy Statement. Under the General Corporation Law of the State of Delaware, stockholders do not have appraisal rights in connection with the Proposed Transaction.

     The Board of Directors has fixed the close of business on September 11, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof, and only record holders of Common Stock at the close of business on that day are entitled to notice of and to vote at the Annual Meeting.

     EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS PREVIOUSLY RETURNED A PROXY CARD.

                         By Order of the Board of Directors,

                         Steven M. Szekely,
                         Secretary

Baltimore, Maryland
September 17, 1998

                               MONARCH AVALON, INC.
                                4517 HARFORD ROAD
                            BALTIMORE, MARYLAND 21214

                                 PROXY STATEMENT
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                October 23, 1998

                 GENERAL INFORMATION CONCERNING THE SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Monarch Avalon, Inc. (the "Company") to be voted at the Company's 1998 Annual Meeting of Stockholders to be held October 23, 1998 at 11:00 a.m., prevailing local time, and any adjournments and postponements thereof (the "Annual Meeting"). A stockholder may revoke his proxy at any time prior to its use by execution of another proxy bearing a later date or by notifying the Secretary of the Company in writing. Copies of this Proxy Statement, the attached Notice of 1998 Annual Meeting of Stockholders, and the enclosed form of proxy were first mailed to the Company's stockholders on or about September 14, 1998. The Company's principal executive offices are located at 4517 Harford Road, Baltimore, Maryland 21214 and its telephone number is (410) 254-9200.

     The cost of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expense of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company may, without additional compensation, use their personal efforts, by telephone or otherwise, to obtain proxies and the Company reserves the right to engage a proxy solicitation firm to conduct a telephone or other solicitation if appropriate in the opinion of the Board of Directors. All costs of such proxy solicitation firm, if engaged, will be borne by the Company.

     The Proposals. At the Annual Meeting, the Company's stockholders will consider and vote upon proposals to: (1) approve the proposed asset purchase agreement (the "Asset Purchase Agreement") dated as of August 3, 1998 between the Company and HIAC XII Corp., an indirect subsidiary of Hasbro, Inc. (collectively, "Hasbro") and the sale of substantially all the business, operations and assets of the Games Business of the Company as contemplated by the Asset Purchase Agreement (the "Proposed Transaction") which may be deemed to be a sale of substantially all the property and assets of the Company pursuant to Section 271 of the Delaware General Corporation Law (the "DGCL") for $6 million in cash plus the assumption of certain liabilities (the "Proposed Transaction"); (2) approve an amendment (the "Amendment") to the Company's Certificate of Incorporation to change the name of the Company to Monarch Services Inc., effective upon consummation of the Proposed Transaction; (3) elect a Board of four Directors to hold office for the ensuing year and until their successors are elected and qualify; and (4) approve and ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending April 30, 1999. If the Proposed Transaction is completed, the Board of Directors intends to concentrate its efforts on the Company's Printing and Publishing Businesses.

     Approval by the Board. The Company's Board of Directors has unanimously approved, and recommends that the Company's stockholders approve, the Asset Purchase Agreement and the Proposed Transaction (collectively, the "Proposed Transaction"), the Amendment, the election of the nominated Directors and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants.

     Voting of Proxies; Revocability of Proxy. A proxy card in the accompanying form, which is properly executed, duly returned to the Secretary of the Company and not revoked prior to exercise, will be voted in accordance with the instructions indicated in the proxy card. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, the proxies named therein will vote the shares represented thereby in favor of the proposal to approve the Proposed Transaction, in favor of the proposal to approve the Amendment, in favor of the election of the nominated Directors and in favor of the ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants. Each stockholder who has executed a proxy and returned it to the Secretary of the Company may revoke the proxy by notice in writing to the Secretary of the Company, or by attending the Annual Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Annual Meeting does not itself revoke the proxy. In addition, any later dated proxies returned on a timely basis would revoke proxies submitted prior thereto. A stockholder who attends the Annual Meeting in person, may, if he or she wishes, vote by ballot at the Annual Meeting, thereby canceling any proxy previously given by such stockholder.

     Solicitation of Proxies. Proxies are being solicited by and on behalf of the Company. Accordingly, the costs of the solicitation will be borne by the Company. In addition to solicitation by the use of mails, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, facsimile transmission or other means of communication. Such Directors, officers and employees of the Company will not be additionally compensated, but will be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokers and dealers, custodians, nominees and fiduciaries to assist the Company in the solicitation of proxies, including for forwarding of proxy materials to beneficial owners of common stock of the Company, $0.25 par value per share (the "Common Stock"), held of record by such persons, and the Company will reimburse such brokers, dealers, custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith but will not otherwise compensate such persons. The Company does not currently intend to retain outside proxy solicitors to solicit proxies by use of the mails, in person, by telephone, by facsimile transmission or by other means of communication; however, the Company reserves the right to retain outside proxy solicitors if necessary. The costs of outside proxy solicitors, if retained, will be borne by the Company.

     Record Date. The Board of Directors has fixed the close of business on September 11, 1998 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

     Quorum; Vote Required. As of the Record Date, there were 1,619,820 shares of Common Stock issued and outstanding and entitled to vote. Each share of issued and outstanding Common Stock entitles the holder thereof to one vote. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Teller of Elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, a broker non-vote, those shares will not be considered as present and entitled to vote with respect to that matter; however, such shares will be considered present for purposes of a quorum. A majority of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

     As the affirmative vote of the majority of the shares of Common Stock entitled to vote will be necessary for the approval of the Proposed Transaction and the approval of the Amendment, abstentions and broker nonvotes will have the same effect as votes against the Proposed Transaction and against the Amendment. The election of each Director requires a plurality of the votes present and entitled to vote. The approval of each other proposal requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote.

     Section 2.10 of Article II of the Company's Bylaws requires compliance with a procedure under which a stockholder may nominate a candidate for election as Director at an annual meeting. The nomination is required to be (i) written
(ii) delivered to, or mailed and received at, the executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting and (iii) accompanied by (A) the name, age, business address and residence of the stockholder and each person whom the stockholder proposes to nominate for election or re-election as a Director, (B) the principal occupation or employment of such persons, (C) the number of shares of Company stock which are beneficially owned by such persons that is required to be disclosed in solicitations of proxies with respect to nominees for election as Directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (E) the name and address, as they appear on the Company's books, of the stockholder making the nomination and any other stockholder known by such stockholder to support such nomination, and the number of shares of Company stock beneficially owned by all such stockholders. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, stockholders must deliver to the Company, or mail and have received at the Company, the nomination and the required attendant information no later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or (ii) the day on which such public disclosure was made. This discussion is intended to summarize Section 2.10 of Article II of the Company's Bylaws, and is qualified in its entirety by reference to the Company's Bylaws.

     No Appraisal Rights. Under DGCL, stockholders of the Company do not have appraisal rights in connection with the Proposed Transaction.

             PROPOSAL ONE:  THE PROPOSED SALE OF THE GAMES BUSINESS

     At the Annual Meeting, the Company's stockholders will consider and vote upon a proposal to approve the Asset Purchase Agreement (a copy of which is attached to this Proxy Statement as Annex A and is incorporated herein by reference) between the Company and Hasbro and the sale of substantially all the business, operations and assets of the Games Business of the Company, as contemplated by the Asset Purchase Agreement, which may be deemed to be a sale of substantially all the property and assets of the Company pursuant to Section 271 of the DGCL, for $6 million in cash plus the assumption of certain liabilities and a proposal to approve the Amendment to the Company's Certificate of Incorporation that would change the name of the Company to Monarch Services Inc., effective upon consummation of the Proposed Transaction.

BACKGROUND

     The terms of the Proposed Transaction were the result of arm's-length negotiations between the Company and Hasbro and their respective representatives. The following is a brief description of the background of the Proposed Transaction and the negotiations leading to the execution of the Asset Purchase Agreement.

     The Company is currently engaged in three separate businesses, games, printing, and publishing. The games business, operated predominantly under the name "The Avalon Hill Game Company," develops, manufactures and markets a wide variety of strategy, sports and family-oriented board games, as well as a line of software games designed for use on microcomputers (the "Games Business"). The printing business, operated under the name "Monarch Services" provides commercial printing and graphic arts services to a wide range of business customers and manufactures envelopes (the "Printing Business"). The publishing business, operated through a wholly-owned subsidiary, Girl's Life, Inc., publishes a bi-monthly magazine for young girls ages seven to fourteen (the "Publishing Business").

     Since 1994, the Company's management has disclosed that it is experiencing adverse trends in the Games Business. Specifically, management has noted that the games industry has been characterized by difficult marketing conditions, including shorter shelf lives and higher sales returns. In response to these trends and especially the Company's operating results in the second half of the 1995 fiscal year, the Company announced, in July 1995, that it would explore strategic business and financial alternatives including possible business combinations, dispositions of assets or divisions or other similar transactions.

     Accordingly, the Company engaged the investment banking group of Mercantile Bankshares Corp. ("Mercantile"), as its financial advisor to investigate possible alternatives. As a result of Mercantile's investigation, the Company decided upon a sale of the Games Business. With Mercantile's assistance, management approached approximately thirty potential purchasers, including Hasbro during late 1995 and early 1996. This effort was unsuccessful in identifying an acceptable purchaser and in lieu of continuing the sales effort, the Board of Directors determined (i) to suspend active efforts to find an acceptable purchaser, (ii) to continue to consider any serious offers to purchase the Games Business that might be directed to the Company and (iii) to concentrate its efforts on managing the Games Business and to improve its operating results. During 1997 and the first three quarters of 1998, despite the efforts of the Company to improve the operating results of the Games Business, the financial performance and market share of the Games Business continued to deteriorate.

     In February 1998, Hasbro approached the Company with an offer of $6.0 million in cash to purchase the assets of the Games Business excluding cash, accounts receivable, accounting systems, machinery, equipment, furniture and fixtures. In early March, the Company received a proposed agreement which set forth the terms upon which Hasbro was willing to purchase the assets of the Games Business including the following: an offer to purchase such assets and assume certain liabilities for $6 million; a no-shopping provision, which prohibited the Company from pursuing a transaction with, or responding to inquiries from, other potential purchasers for the period of the agreement; a termination fee of $1,200,000 in the event the transaction was not approved by stockholders; survival of certain representations and warranties indefinitely and others for five years following the closing of a sale transaction; an indemnity limitation of $6 million; and an indemnity deductible of $60,000.

     At a special meeting on March 9, 1998, the Board of Directors was formally apprised of the offer. The officers of the Company reviewed with the Directors the status of the market for the Games Business and management's inability to overcome the adverse trends facing the Games Business during the previous three years despite a healthy economy. The officers also discussed the past unsuccessful efforts of the Company to find a buyer for the Games Business. The Directors then discussed the potential for the success of the Games Business given the size of its market, increased competition, the Company's market share and the difficulty in increasing such market share given the Company's limited financial, technical and marketing resources. The Board of Directors then directed management to commence negotiations with Hasbro for the sale of the assets of the Games Business. The Board further directed management to retain Ferris Baker Watts, Incorporated ("Ferris") as financial advisor to the Board of Directors in connection with such negotiations with the expectation that Ferris would provide a "fairness opinion" to the Board of Directors in connection with the Proposed Transaction.

     After execution of a confidentiality agreement, representatives of Hasbro were given access to the Company and its employees and conducted extensive due diligence reviews. Management and legal counsel proceeded to negotiate the terms of the Asset Purchase Agreement, more particularly described below, including, without limitation, stockholder approval provisions, the no-shopping provisions, indemnification provisions including the deductible and indemnity cap, the termination fee, the conduct of the business prior to the closing of the Proposed Transaction (the "Closing"), the terms of the non-competition provisions and the content and duration of representations and warranties.

     The Board of Directors of the Company met again on April 6, 1998 and reviewed in detail the status of negotiations including the status of the termination fee, the no-shopping provisions and the claims cap and deductible. A representative of Ferris attended the meeting and reviewed Ferris' due diligence results, its methodology and its preliminary conclusion that the proposed transaction was fair to stockholders from a financial point of view subject to the final terms of the Asset Purchase Agreement.

     Management, legal counsel and Hasbro continued negotiations through May and early June. Hasbro agreed to lower the termination fee to $1 million; decrease the duration of certain representations and warranties to approximately two and one-half years; permit the Board of Directors to recommend a proposal from a competing purchaser to stockholders for approval under certain circumstances; decrease the claims cap to $1 million; increase the claims deductible to $100,000; and limit the Company's representations and warranties. However, Hasbro continued to insist on the no-shopping provision and requested an additional provision requiring the Board of Directors to submit the transaction to the Company's stockholders even if the Board of Directors were to withdraw its recommendation of the Proposed Transaction.

     At its meeting on July 9, 1998, the Board reviewed Hasbro's amended offer in detail and reviewed the history of the Company's previous efforts to find an acceptable purchaser. Prior to the July 9, 1998 Board meeting, Ferris distributed a draft fairness opinion to the members of the Board of Directors of the Company. A representative of Ferris attended the July 9, 1998 Board meeting, made a presentation to the Board with respect to the Proposed Transaction, issued its final opinion indicating that the Proposed Transaction is fair to the Company's stockholders from a financial point of view, in substantially the form of the draft opinion that was previously distributed, and answered questions pertaining to its due diligence, methodology and the contents of the fairness opinion.

     The Directors then reviewed the advantages to be gained by proceeding with Hasbro under the terms set forth in the proposed Asset Purchase Agreement. The Board agreed that the Proposed Transaction represented an advantageous valuation for the Games Business. The Board discussed the likelihood of Hasbro terminating discussions if the Board rejected the termination fee, no-shopping provision and exclusivity provision or delayed executing the proposed Asset Purchase Agreement. The Board weighed the financial value of the Proposed Transaction against the disadvantage of restricting the Company's access to other potential purchasers. Given that previous efforts to find an qualified purchaser had proven unsuccessful and that since such efforts were suspended no other qualified purchaser had expressed interest, the Board determined that there was little likelihood of any other qualified purchaser submitting a higher offer. Accordingly, the Board determined that it was not in the Company's best interest to risk losing the offer from Hasbro or delaying any transaction, to attempt to find a competing purchaser. The Board then unanimously voted to approve the Proposed Transaction and to recommend that the stockholders approve the Proposed Transaction at the Annual Meeting. The Asset Purchase Agreement, as previously approved, was executed by the Company and Hasbro on August 3, 1998.

     On August 3, 1998, the day immediately preceding the public announcement of the Proposed Transaction, the range of the bid and ask prices on the Nasdaq SmallCap Market were $1.50 and $2.00 respectively.

INTERESTS OF MANAGEMENT AND THE BOARD OF DIRECTORS

     Except in their capacities as stockholders of the Company, no Director or executive officer of the Company or any of their associates has any substantial interest, direct or indirect, in the Proposed Transaction, nor will any such persons derive any extra or special benefit not shared on a pro rata basis by all other stockholders of the Company.

REASONS FOR ENGAGING IN THE PROPOSED TRANSACTION

     The Board of Directors believes that the Proposed Transaction represents a favorable valuation for the Games Business which, due to certain adverse trends that it has been experiencing over at least the past several years, has not contributed sufficient revenues to provide a reasonable return to the stockholders. The Proposed Transaction will enable the Company to concentrate on the Printing and Publishing Businesses and preserve its cash resources. Although the Board believes the Proposed Transaction and the strategy of concentrating on the Printing and Publishing Businesses is in the best interests of the stockholders, there are significant risks inherent in this strategy, which are more particularly described under "Risk Factors" below.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The terms of the Proposed Transaction were the result of arm's length negotiations between the Company and Hasbro and their respective representatives. In the course of reaching their decision to approve the Proposed Transaction, the Board of Directors consulted with Ferris as well as with management. In voting upon the Proposed Transaction, the Board considered in detail all the factors they deemed relevant to their decision, including the amount and nature of the consideration to be received for the Games Business, the financial results of the Company since 1994, the current and historical stock prices for the Common Stock, the likely profitability of the Company if the Games Business were retained in view of the limited size of the market of the Games Business, the difficulties in developing new products with limited financial and technical resources, the market share of the Games Business, the increased competition faced by the Games Business, the risks and costs inherent in attempting to expand the market share or the overall market for the products of the Games Business, the limited ability of the Games Business to compete successfully in the games industry as a result of the reduction of the research and development efforts of the Games Business, the limited number of potential purchasers of the Games Business and the likelihood of selling the Games Business to another purchaser on more favorable terms, the advantages of concentrating the Company's limited resources on the Printing and Publishing Businesses which may have greater potential for generating a return to the Company's stockholders than the Games Business. The Board considered that all of the factors cited above were supportive of a recommendation to approve the Proposed Transaction.

     Although the Board also considered the risks and uncertainties inherent in the strategy of concentrating its efforts on the very competitive Printing and Publishing Businesses, given the Company's limited resources, the Board did not consider these negative factors to be significant in view of the limited prospects for the Company if the Games Business were retained and the expected advantages to be gained from the Proposed Transaction.

     Based on the information available to the Board, the advice of Ferris and the fact that no other offer from a qualified buyer was identified in the past three years, the Board concluded that no other party was likely to consummate a transaction on terms more favorable to the Company's stockholders than the terms offered by Hasbro.

     After considering these factors (to which the Board did not assign specific weights) and after consultation with Ferris, the Board unanimously approved the Proposed Transaction, and recommends that the stockholders approve the Proposed Transaction at the Annual Meeting.

OPINION OF FERRIS, BAKER WATTS, INCORPORATED

     As described above under "Background," Ferris delivered its written opinion to the effect that, based upon the assumptions made, matters considered and limits of the review undertaken, as described in the opinion, the Proposed Transaction, as set forth in the Asset Purchase Agreement, is fair to the Company's stockholders from a financial point of view.

     The full text of the Ferris opinion, dated July 9, 1998, is attached hereto as Annex B. Stockholders are urged to read the opinion in its entirety including the portions thereof describing the assumptions made, matters considered and limits of the review undertaken by Ferris. Ferris' opinion is directed only to the fairness from a financial point of view of the cash consideration to be received by the Company and does not constitute a recommendation to any stockholder of the Company as to how the stockholder should vote on the Proposed Transaction. The summary of the opinion of Ferris set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. A summary of the terms under which Ferris was retained by the Company is set forth below.

     In arriving at its opinion, Ferris reviewed: (i) a draft of the Asset Purchase Agreement between Hasbro and the Company dated July 2, 1998; (ii) selected audited public and unaudited internal financial information of the Company; and (iii) management's financial projections for the Company under its current operations and upon completion of the Proposed Transaction. Ferris held discussions with the members of the management of the Company regarding the past and current business operations and financial condition as well as the future prospects of the Company. Ferris reviewed specific data regarding the valuation of companies in the Company's industry and utilized its own expertise in merger, acquisition and divestiture transactions and valuations. In rendering its opinion, Ferris assumed and relied upon the accuracy and completeness of all financial and other information reviewed for purposes of the opinion whether publicly available or provided to Ferris by the Company, and Ferris has not assumed any responsibility for independent verification of such information. Ferris's opinion was based upon economic, market and other conditions as in effect on and information made available to Ferris as of April 6, 1998. No limitations were imposed on Ferris with respect to the scope of its review, its investigations or its procedures in arriving at its opinion. Ferris did not express an opinion as to the relative merits of the Proposed Transaction or any other strategic alternatives that might be available to the Company.

     Based on and subject to the foregoing, Ferris considered several valuation methods to evaluate the effect of the transaction on stockholders of the Company including: 1) the discounted future free cash flows of the Company, 2) the earnings and multiple comparisons to publicly traded companies engaged in similar businesses, 3) the merger and acquisition activity of companies engaged in similar businesses, and 4) the control premiums paid by acquirers over the market price of target companies prior to the takeover announcement date.
Ferris relied most heavily upon the discounted future free cash flows method due to the fact that, of the methods used, it is the only method that derives value from the cash flows that should be generated from the business or assets under consideration. The conclusion reached by Ferris regarding the transaction price using the discounted future free cash flow valuation method is supported by the other valuation methods utilized.

     The discounted future free cash flows method used by Ferris is premised on the assumption that a buyer purchases a time series of free cash flows that are generated by the assets of a business. This analysis separates and ascribes value only to the cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business (such as increases in working capital and capital expenditures) creates no incremental value to the buyer. These free cash flows are then discounted to the present at the firm's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's growth. It is this series of free cash flows that, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a firm to its stockholders.

     Under the earnings and multiple comparison method, Ferris compared the asset purchase price to the relative value of publicly traded companies which can be considered comparable to the Games Business. This analysis was performed to ensure that the Company was receiving adequate consideration in the Proposed Transaction. Ferris' analysis centered on developers, manufacturers and distributors of toys and games. Because the Company believes that the Games Business currently has a negative contribution margin and management believes that this trend may continue in the foreseeable future, Ferris did not rely on earnings based approaches to value the Games Business. Instead, Ferris focused on price to revenue multiples derived from the publicly traded comparable companies. The purchase price compared favorably to the mean, median and high values derived from the publicly traded comparable companies.

     The comparable sale transactions method examines publicly available records for sale transactions in the Company's industry. This method of valuation is often difficult to perform due to the lack of publicly available financial data on the target company. However, Ferris compared this transaction to two publicly disclosed acquisitions involving companies in the toy industry. Based on Ferris' analysis, the price to revenue multiple implied in the Proposed Transaction, compares favorably with the mean and median price of revenue multiples paid in such transactions.

     The Control Premium Study is published quarterly by Houlihan Lokey Howard & Zukin, Inc. and analyzes stock prices of target companies prior to takeover announcements and adjusts for takeover speculation. Ferris' review of market data for the fourth quarter of 1997 indicated that the premium implied in the intrinsic value of the Company's stock upon completion of the Proposed Transaction compared favorably with the two transactions involving toy manufacturers in the fourth quarter of 1997.

     The foregoing does not purport to be a complete description of Ferris' written opinion, its discussions with the Board of Directors or its methodology in rendering its opinion. Ferris believes that its analyses must be considered as a whole and that selecting portions of those analyses or the factors considered by Ferris, rather than considering all of the analyses and factors, could create an incomplete view of the procedures underlying its opinion. The process of preparing a fairness opinion involves many procedures, analyses and factors and is not readily susceptible to a partial or summary description. In arriving at its opinion, Ferris made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company's control. Ferris' analyses, estimates and views as to values developed in connection with its opinion are not necessarily indicative of actual values, which may be significantly more or less, and do not purport to be appraisals or necessarily reflect the prices at which businesses may actually be sold. The full text of Ferris's written opinion is set forth in Appendix B to the Proxy Statement.

     Ferris specializes in providing advice and access to capital for technology companies in the mid-Atlantic region. Ferris provides financial advisory services, on a fee basis, primarily to corporations in connection with mergers, acquisitions, divestitures, leveraged buy-outs and valuations. The Company selected Ferris to render its opinion on the basis of its expertise.

      The Company retained Ferris, under the terms of an agreement (the "Ferris Agreement") dated March 16, 1998 as the Company's exclusive financial advisor in connection with (1) the possible sale of a majority of the net assets of the Company to Hasbro or another acquirer and (2) the issuance by Ferris to the Board of Directors or the opinion of Ferris that the financial consideration to be paid to the Company's stockholders in any such sale is fair to the Company for a financial point of view.

     Ferris was paid an initial cash fee of $15,000 upon execution of the agreement and an additional fee equal to $35,000 upon delivery by Ferris of its opinion (the "Transaction Fee"). In addition to the initial cash fee and the Transaction Fee, the Company has agreed to reimburse Ferris for all of its out-of-pocket expenses (including legal fees and expenses), incurred in connection with the engagement whether or not the Proposed Transaction is consummated. In the event that Ferris is required to participate in discussions, deliver additional information and provide additional services as a result of review by the Securities and Exchange Commission or applicable state securities authorities of documents filed with such entities in connection with the Proposed Transaction, the Company will pay to Ferris an amount equal to $200.00 per hour for all time spent by Ferris personnel in performing such additional services and shall reimburse Ferris for all out-of-pocket expenses incurred by Ferris in connection therewith. If Ferris serves as an expert witness, or gives or prepares testimony, the Company shall pay to Ferris an amount equal to $1,600 per person per day for preparation, travel and testimony in any legal proceeding resulting from the Proposed Transaction. No further fees are due to Ferris upon consummation of the Proposed Transaction.

     The Company has agreed to indemnify and hold harmless Ferris against any losses, claims, damages, liabilities, awards, costs and expenses, including but not limited to attorneys' fees to which it may become subject as a result of its rendering of services pursuant to the Ferris Agreement.

CONDUCT OF BUSINESS FOLLOWING THE PROPOSED TRANSACTION; USES OF PROCEEDS

           If the Proposed Transaction is approved, substantially all of the assets associated with the Games Business will be sold to Hasbro, which may be deemed to be a sale of substantially all the property and assets of the Company pursuant to Section 271 of the DGCL. The Company will have two continuing operating businesses, the Printing Business and the Publishing Business. The Board has not determined the final uses of the proceeds from the Proposed Transaction; however, the Board has determined to invest part of the proceeds in the Publishing Business to build the franchise of Girls' Life magazine.
Proceeds invested in the Publishing Business may be used for promotional mailings of Girl's Life, advertising, promotions and other incentives to expand newsstand sales, and efforts to develop additional advertising revenue.

     While the Board has not yet determined the other uses of the proceeds, the Board has considered expansion of the capabilities of the Company's Printing Business and its sales force. The Board has also considered the acquisition of other entities in complementary lines of business to the Company; however, the Board has not identified any acquisition candidates at this time and no agreements, commitments or understandings have been made with any potential candidates. In addition, the Board of Directors has considered but has not determined whether to distribute a portion of the proceeds to stockholders or to undertake a stock repurchase.

     A vote in favor of the Proposed Transaction will effectively constitute a vote in favor of changing the nature of the Company's business. In the event the Board of Directors determines to use part of the proceeds of the Proposed Transaction to acquire a business entity, the stockholders may not have an opportunity to vote on such acquisition. See "Risk Factors."

           Under the terms of the Asset Purchase Agreement, the Company has agreed to change its name upon consummation of the Proposed Transaction. Accordingly, if the Proposed Transaction is approved, the Company must amend its Certificate of Incorporation to change the Company's name. The Board of Directors proposes to change the name of the Company to Monarch Services Inc. See "Proposal No. 2 - The Amendment."

ABSENCE OF DISSENTERS' RIGHTS OF APPRAISAL

           The DGCL governs stockholders' rights in connection with the Proposed Transaction. Under the applicable provisions of DGCL, the Company's stockholders will have no right in connection with the Proposed Transaction to seek appraisal of their shares of Common Stock.

ACCOUNTING TREATMENT OF PROPOSED TRANSACTION

           If the Proposed Transaction is approved by the stockholders, the Company will record the proposed and planned disposition under Accounting Principles Board Opinion No. 30, discontinued operations treatment with a financial accounting measurement date as of the date of stockholder approval. See "Unaudited Pro Forma Financial Information."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

           The Proposed Transaction should have no direct income tax consequences to the
Company's stockholders. The Proposed Transaction will be reported as a sale of assets for federal income tax purposes in 1998.

           THE COMPANY WILL NOT SEEK AN OPINION OF COUNSEL WITH RESPECT TO THE ANTICIPATED TAX CONSEQUENCES. THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT HIS OR HER OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION.

CERTAIN INFORMATION CONCERNING HASBRO

     HIAC XII Corp., a Delaware corporation, is an indirect, wholly-owned subsidiary of Hasbro, Inc., a Rhode Island corporation, a designer, manufacturer and marketer of toys, games, interactive software, puzzles and infant products. Hasbro's principal executive offices are located at 1027 Newport Avenue, Pawtucket, RI 02862 and its telephone number is (401) 431-8697. Hasbro will fund the purchase price from available working capital.

     All information contained in this Proxy Statement relating to Hasbro has been supplied by Hasbro to the Company.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS AFTER THE PROPOSED TRANSACTION

     Certain Cautionary Information. In connection with the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"), the Company is hereby disclosing certain cautionary information to be used in connection with written materials and oral statements made by or on behalf of its employees and representatives that may contain "forward-looking statements" within the meaning of the Litigation Reform Act. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward -looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The listener or reader is cautioned that all forward-looking statements are necessarily speculative and there are numerous risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The discussion below highlights some of the more important risks identified by the Company, but should not be assumed to be the only factors that could affect future performance. The reader or listener is cautioned that the Company does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management over time means that actual events are bearing out as estimated in such forward-looking statements.

     Operating Results. The Company has reported a net loss of $1.725 million or $1.06 per share for fiscal 1998. The Games Business contributed approximately 35% and 50% of the Company's net sales in fiscal 1998 and 1997, respectively. As a result of the Proposed Transaction, the Company will be entirely dependent on the Printing and Publishing Businesses for its success. Accordingly, its operations will be less diversified and the Company believes the effect of risks pertaining to the Publishing and Printing Businesses, including those listed below, on the Company's future results of operations will be increased. There can be no assurance that the Company's strategy of concentrating on the Publishing and Printing Businesses will be successful and that the Company will be profitable in future periods.

      Use Of Proceeds; Possible Acquisition. The Company has indicated that it may use part of the proceeds of the Proposed Transaction to acquire an entity in a complementary line of business to the Company. The Company may be required to compete for desirable acquisition candidates with a large number of established and well financed entities, including venture capital firms, with significantly greater financial resources and technical expertise than the Company. Further, the stockholders may not have an opportunity to vote on any such acquisition. If an acquisition is effected, the success of the Company will depend to a great extent on the operations, financial condition, management and prospects of the entity the Company may acquire. As the Company has not determined whether to seek an acquisition and since it has no arrangement, agreement or understanding with a particular business entity, the specific risks presented by any such business cannot be described or assessed at this time. The Company's investment in a new business opportunity may be highly illiquid and there can be no assurance that any such investment will be successful.

     Dividends. The Board of Directors has considered but has not determined whether to distribute a portion of the proceeds of the Proposed Transaction to stockholders or to undertake a stock repurchase. The payment of dividends will depend on the Company's need for capital, its earnings, if any, its financial requirements and other factors.

       Competition. The Publishing and Printing Businesses are intensely competitive and populated by numerous competitors including large companies with substantially greater financial, technical and marketing resources than those of the Company. Competition in the printing industry is largely based on price, quality, range of services offered, distribution capabilities, ability to service the specialized needs of customers, availability of printing time on appropriate equipment and use of state-of-the-art technology. The Company competes for commercial business not only with large national printers, but also with smaller regional printers. The Company also believes that excess capacity in the industry, especially during periods of economic downturn, may result in downward pricing pressure and intensified competition in the printing industry. Given these factors, there can be no assurance that the Company will be able to continue to compete successfully against existing or new competitors, and the failure to do so may have a material adverse effect on the results of the printing business. Further, the Printing Business has in the past provided printing services to the Games Business. Accordingly, the Company will be required to compete in the printing industry to replace this business. Competition in the magazine industry is intense with numerous other publishers and retailers, as well as other media, competing for readers and advertising revenue.

      Technological Change. Technology in the printing industry has evolved and continues to evolve. As technology continues to evolve and as its customers' needs become more specialized and sophisticated, the Company will likely be required to invest significant additional capital in new and improved technology in order to maintain and enhance the quality and competitiveness of, and to expand, its products and services. If the Company is unable to acquire new and improved technology, facilities and equipment or to develop and introduce enhanced or new products and services, the results of operations and cash flows of the Printing Business could be materially adversely affected.

      Effect Of Increases In Paper And Postage Costs. The price of paper is a significant expense of the Company's Publishing and Printing Businesses and began to rise around mid-year 1994 and continued to rise more dramatically in 1995 and early 1996. In mid-1996 paper prices began to fall. Paper price increases may have an adverse effect on the Company's future results. Postage for product and magazine distribution is also a significant expense of the Company. The Company uses the U.S. Postal Service for distribution of many of its products and magazine. Postage costs increase periodically and can be expected to increase in the future. No assurances can be given that the Company can pass such cost increases through to its customers.

     Limited Market For Publishing Business. Girls' Life magazine is targeted to girls ages seven to fourteen. Since Girls' Life's target audience is limited by age and gender, Girls' Life, unlike other magazines that appeal to broader age groups, must replace a large portion of its readership each year due to maturation of audience. Accordingly, Girls' Life's promotional expenses that are designed to replace and expand its readership may be higher than other magazines with comparable circulation. There can be no assurance that Girls' Life will be able to replace its existing readers and expand its circulation going forward. Any decrease in Girls' Life's circulation, due to demographic or other factors, can be expected to have a material adverse effect on the revenues of the Publishing Business.

     Control By Principal Stockholders. A. Eric Dott and, his son, Jackson Y. Dott, the Company's Chairman and President, respectively, beneficially own an aggregate of approximately 43% of the outstanding voting securities of the Company. Accordingly, these stockholders have the ability, acting together, to exercise significant control over fundamental corporate transactions requiring stockholder approval, including without limitation the election of Directors, approval of merger transactions involving the Company and sales of all or substantially all of the Company's assets. A. Eric Dott and Jackson Y. Dott have entered into a voting agreement and irrevocable proxy with HIAC XII Corp. pursuant to which they have, with respect to all shares of Common Stock that they beneficially own, agreed to vote, and have granted an irrevocable proxy to HIAC XII Corp. to vote in favor of the Proposed Transaction. See "Ownership of Voting Securities--Voting Agreement and Irrevocable Proxy."

TERMS OF THE ASSET PURCHASE AGREEMENT

     Although the following is a summary of the material elements of the Asset Purchase Agreement, it is not complete and is qualified in its entirety by reference to the copy of the Asset Purchase Agreement attached as ANNEX A to this Proxy Statement, which stockholders are urged to read in its entirety. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Asset Purchase Agreement.

THE ASSET PURCHASE AGREEMENT

     General. Pursuant to the terms of the Asset Purchase Agreement, in consideration of the transfer to Hasbro of substantially all of the Assets relating to the Games Business of the Company, other than Excluded Assets, Hasbro has agreed to pay to the Company an amount in cash of $6,000,000 (the "Purchase Price"), and to assume the Assumed Liabilities.

     The Purchase Price is payable at the Closing by wire transfer in immediately available funds to the Company's bank account.

     The closing of the Proposed Transaction (the "Closing") is scheduled to occur on the second business day after the Stockholder Approval is obtained (the "Closing Date"). The obligations of the parties to consummate the Proposed Transaction are subject to certain customary conditions such as the accuracy of representations and warranties in the Asset Purchase Agreement, the performance of the covenants set forth therein, the absence of certain legal actions or proceedings prohibiting consummation of any of the transactions contemplated by the Asset Purchase Agreement and the Stockholder Approval.

     Assets to be Transferred. The Assets to be transferred to Hasbro are substantially all of the assets of the Games Business, including all of the Company's rights, title and interest in and to all of the properties, contracts, rights and other assets (of every kind, nature, character and description, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), that are exclusively used in the Games Business and not scheduled by Hasbro, including, the following: (i) all Tooling, supplies, raw materials, work-in-process and finished goods inventory; (ii) all Contracts currently, formerly or to be used in the Games Business including certain board game inventory returned after the Closing; (iii) all customer and supplier lists; (iv) all prepaid expenses; (v) all Intellectual Property; (vi) all works in progress relating to products in development for the Games Business; (vii) Permits; (viii) the Company's books and records; (ix) other files, indices, market research studies, surveys, reports, analyses and similar information; (x) the goodwill of the Games Business in or arising from the Assets and the business represented thereby; (xi) all e-mail and Internet addresses; (xii) all sales data, brochures, catalogues, literature, forms, mailing lists, art work, photographs and advertising material, in whatever form or media; (xiii) all claims, causes of action, choses in action, rights of recovery and rights of set -off of any kind in favor of the Company and pertaining to, or arising out of, the Assets or offsetting any Assumed Liabilities; (xiv) the magazine known as "The General"; and (xv) the activity known as "Avaloncon".

     Excluded Assets consist of: (i) all rights that accrue or will accrue to the Company under the Asset Purchase Agreement; (ii) all cash and cash equivalents; (iii) the Company's accounting systems and software; (iv) the Company's accounts receivable; (v) the Company's machinery, equipment (other than Tooling), furniture and fixtures; (vi) assets relating to "Civilization," "Advanced Civilization," "Sid Meier's Civilization - Build an Empire to Stand the Test of Time," "Civilization Collectible Card Game," "Varient Trading Cards," "Western Expansion Kit," and "1830 Railroads and Robber Barons" in any media including but not limited to board games and computer games; (vii) the assets of the Publishing Business and the Printing Business; (viii) the Company's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of the Company as a corporation; (ix) the Company's stock market listing and other documents relating to the organization and maintenance of such listing; (x) the Company's computer hardware; (xi) the Company's graphic arts equipment; (xii) all insurance policies maintained by the Company; and (xiii) and all Contracts and other assets excluded by Hasbro.

     Assumed Liabilities consist of (i) all liabilities and obligations of the Company arising after the Closing Date under any Contracts assigned to Hasbro that are scheduled by the Company and not excluded by Hasbro and (ii) all liabilities or obligations relating to the Games Business arising through acts or omissions of Hasbro in conducting the Games Business after the Closing in respect of which a third-party seeks to hold the Company liable and to which there is no independent basis for the Company's liability with respect thereto.

     Excluded Liabilities consist of all debts, obligations, contracts or liabilities arising out of the conduct of the Games Business which are not Assumed Liabilities including the following: (i) all liabilities and obligations incurred in connection with or related to the Excluded Assets; (ii) all liabilities and obligations for Taxes of the Company; (iii) all liabilities and obligations whatsoever to any current or former employee of the Games Business, including without limitation, any liability or obligation that arises under any Plan, or any other employee benefit arrangement or policy, or under applicable law; (iv) all attorneys', accountants', brokers' or finder's fees or other costs or expenses of the Company incurred in connection with the Asset Purchase Agreement or the transactions contemplated thereby; (v) all liabilities, obligations and costs arising out of or relating to any product liability suit, action, claim or proceeding, whether for personal injury or property damages against the Company or any of its Affiliates relating to products sold or manufactured by or on behalf of, or services performed, by the Games Business prior to the Closing Date, whether a claim therefor is asserted before or after the Closing Date, and whether or not the claim is an indemnification claim by a licensor or other party to a contract against Hasbro or its affiliates as assignee of the Company under a Contract, including liabili ties, obligations and costs arising under or relating to any obligation to replace or repair a product sold or re-perform services performed or damages incurred to a product sold in the ordinary course of business; (vi) all liabilities, obligations and costs of the Company and the Games Business from or relating to any Environmental Claim, Cleanup, Release or presence of any Hazard ous Materials, or violation of any Environmental Law whether known or unknown;
(vii) all liabilities for accrued and current liabilities and accounts payable of the Games Business; and (viii) all liabilities and obligations of the Company arising before the Closing Date under any Contracts (including, without limitation, all royalties accrued under any Contracts prior to the Closing Date even if payable after the Closing Date) and all liabilities and obligations of the Company whenever arising under any other contracts or agreements including without limitation with respect to the magazine known as "The General" (including the Company's obligation of such magazine pursuant to the Asset Purchase Agreement) and the activity known as "Avaloncon" (including the Company's obligations in connection with conducting the conference known as "Avaloncon" in August 1998).

     Representations and Warranties. The Asset Purchase Agreement contains various representations and warranties of the Company including, among others, representations and warranties related to: corporate organization and similar corporate matters; authorization and enforceability; non-contravention of the Proposed Transaction of the Company's certificate of incorporation or by-laws, and non-violation of laws and binding agreements; consents and approvals; compliance with laws, licenses and permits pertaining to the Games Business; accuracy of financial statements provided to Hasbro; inventories and backlog; absence of certain changes since April 30, 1998; absence of litigation; condition and title to Assets and properties; taxes and tax returns; contracts; Intellectual Property; and disclosure.

     The Asset Purchase Agreement contains various representations and warranties of Hasbro including, among others, representations and warranties related to: corporate organization and similar corporate matters; author-ization and enforceability; non-contravention of the Proposed Transaction of Hasbro's certificate of incorporation or by-laws and nonviolation of laws; consents and approvals; absence of brokers; absence of legal proceedings challenging the validity of the Asset Purchase Agreement and disclosure.

     The representations and warranties survive the Closing until March 31, 2001 or, in respect of tax matters and compliance with applicable law, until 90 days after the expiration of the applicable statutes of limitations, or, in respect of organization and authority, title to the Assets, and brokers, for a period of six years following the Closing.

     No Shopping. Pursuant to the Asset Purchase Agreement, the Company has agreed that until the Closing Date it will not to solicit, initiate or encourage the submission of proposals or offers from any person relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or of the Games Business, or any equity interest in, the Company or any business combination involving the Company, or participate in any negotiation regarding, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a such a Transaction, or disclose (except in the ordinary course of business or with the prior written consent of Hasbro), directly or indirectly, to any person any information concerning the Company 's business and books or records of the Company.

     Covenants. Pursuant to the Asset Purchase Agreement, prior to the Closing, the Company has agreed (i) to use its best efforts, with respect to Material and Scheduled Products, and to reasonably cooperate with Hasbro, with respect to other products, to obtain any consent, approval or amendment required to assign all agreements and licenses pertaining to the Games Business to Hasbro; (ii) to use reasonable efforts to cause the facilities, books, records, personnel, accountants, distributors, sales representatives and agents of the Company to be made available for review or interviews, as the case may be, by such agents and employees of Hasbro during normal business hours on reasonable notice, and to provide or cause to be provided to Hasbro such other information with respect to the Games Business as Hasbro shall reasonably request including without limitation, providing to Hasbro copies of the Contracts; (iii) to maintain, preserve and insure the Assets, to comply with all applicable Legal Requirements, to conduct the Games Business in the ordinary course, not to transfer the Assets or the Games Business other than inventory in the ordinary course of business, to preserve and protect all Permits, and not to enter into Contracts or obligations with respect to the Games Business or allow rights in the Assets to lapse; (iv) to notify vendors, suppliers and other Persons in possession of Assets that the Assets will be owned by Hasbro from and after the Closing Date; (v) to recommend that the stockholders vote in favor of the Proposed Transaction and to use its Best Efforts to solicit from the stockholders proxies in favor of such matters and to obtain the Stockholder Approval, unless (A) the Company receives a Competing Proposal, (B) Hasbro does not offer to revise the terms of the Proposed Transaction to provide terms more favorable, (C) Ferris provides a written opinion to the Board of Directors of the Company that the Competing Proposal is superior from a financial point of view to the Proposed Transaction, and (D) the Company determines, with the advice of counsel, that its failure to recommend such Competing Proposal would constitute a breach of fiduciary duty; (vi) to call and hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of voting upon the adoption of the Asset Purchase Agreement and obtaining the Stockholder Approval which obligation shall exist irrespective of the presence of a Competing Proposal and the withdrawal of the Board of Director's recommendation of the Proposed Transaction; (vii) to terminate publication of "The General";
(viii) to conduct the "Avaloncon" conference in August 1998; and (ix) to provide Hasbro a list of the audited inventory and update such list as of the date of the Asset Purchase Agreement and the Closing.

     Agreement Not to Compete. With certain limitations, the Company has agreed that, for a period of three full years after the Closing Date, neither the Company or any of its Affiliates, shall: (i) engage in a Competing Business anywhere in the world whether such engagement shall be as owner, partner, agent, consultant or stockholder (except as the holder of not more than two percent of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto); (ii) solicit the employment of or hire any person while such person is in the employ of Hasbro or its Affiliates; (iii) solicit any Person who is a customer of the Games Business at the Closing Date for purposes of selling to such customer any product that competes with any product made by the Games Business as of the Closing Date; (iv) induce or attempt to induce any individual, business, corporation, firm, partnership or other business entity that is a customer or supplier to Hasbro or any distributor or seller of products of Hasbro, or that is otherwise a contracting party with Hasbro, to terminate or otherwise adversely change or cancel any written or oral agreement with Hasbro; or
(v) assist any other Person to be so engaged.

     Indemnification. The Company has agreed to indemnify and hold harmless Hasbro and its Directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns from and against all Damages as a result of or arising out of (i) a breach of any representation or warranty of the Company, (ii) the breach of or failure to perform any covenant or agreement of the Company, (iii) any and all liabilities and obligations other than Assumed Liabilities, including any pending or threatened legal proceedings and all other Excluded Liabilities and (iv) any failure of the Company to comply with applicable bulk sales laws.

     Hasbro has agreed to indemnify and hold harmless the Company, and its Directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns from and against all Damages as a result of or arising out of (i) a breach of any representation or warranty of Hasbro, (ii) the breach of or failure to perform any covenant or agreement of Hasbro, (iii) the Assumed Liabilities or (iv) any reasonable legal fees and expenses payable by the Company to defend a claim that any action taken by the Company in conformity with the terms of the Asset Purchase Agreement in connection with the approval of the Asset Purchase Agreement is in contravention of (a) Section 271 of the DGCL or (b) Delaware law as expressed in Revlon, Inc.
v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986) and its progeny (the "Legal Indemnity").

     Any calculation of Damages for purposes of indemnification under the Asset Purchase Agreement shall be net of (a) any Tax Benefit to the Indemnified Party arising from such Damages and (b) any insurance reimbursement in respect of Damages actually received by the Indemnified Party.

     No indemnification shall be available to Indemnified Parties for Damages arising solely from a breach of any representation or warranty until the aggregate amount of such Damages exceeds $100,000, respectively, and then to the full extent of such Damages not to exceed: (i) for claims made on or after the Closing Date and on or before December 31, 1999, $4 million; (ii) for claims made on or after January 1, 2000 and on or before December 31, 2001, $3 million; and (iii) for claims made on or after January 1, 2002, $2 million. The Legal Indemnity shall not exceed $400,000 in the aggregate.

     Expenses and Transfer Taxes. Each party has agreed to bear its own fees and expenses in respect of the Proposed Transaction and to split all Transfer Taxes payable in connection with the Proposed Transaction.

     Termination. The Asset Purchase Agreement may be terminated at any time prior to the Closing, whether before or after the Stockholder Approval: (i) by mutual written consent of Hasbro and the Company; (ii) by either Hasbro or the Company: (A) if the Closing shall not have been consummated by December 31, 1998; (B) if the Stockholder Approval shall not have been obtained at a stockholders meeting duly convened therefor or at any adjournment or post-ponement thereof; or (C) if certain Restraints shall be in effect and shall have become final and nonappealable; (iii) by Hasbro, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, which breach or failure to perform would give rise to the failure of certain closing conditions; (iv) by the Company, if Hasbro shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, which breach or failure to perform would give rise to the failure of certain closing conditions; or (v) by Hasbro, if a Competing Proposal is submitted to the Company's stockholders.

     Effect of Termination. In the event that the Asset Purchase Agreement is terminated by Hasbro or the Company because the Stockholder Approval has not been obtained or by Hasbro because a Competing Proposal is submitted to the Company's stockholders, the Company shall pay within twenty business days of such termination to Hasbro $1,000,000 in immediately available funds.

     The Board of Directors of the Company believes that the Proposed Transaction is in the best interests of, and is fair to, the Company and its stockholders. The Board of Directors unanimously approved the Proposed Transaction, and unanimously recommends that the stockholders vote FOR approval of the Proposed Transaction at the Annual Meeting.

  PROPOSAL NO. 2 - AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE
                               NAME OF THE COMPANY

     Under the terms of the Asset Purchase Agreement, the Company has agreed to change its name to a name that will not include the word "Avalon" upon consummation of the Proposed Transaction. Accordingly, if the Proposed Transaction is approved, the Company must amend its Certificate of Incorporation to change the Company's name. The Board of Directors proposes to change the name of the Company to "Monarch Services Inc." if the Proposed Transaction is approved. By voting to approve the Amendment, stockholders will authorize the Board of Directors to amend the Certificate of Incorporation to change the name of the Company if the Proposed Transaction is consummated. If the Proposed Transaction is not approved or consummated, the proposed Amendment will not be filed and the name of the Company will not be changed. Approval of the proposed amendment to the Certificate of Incorporation to change the name of the Company requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock. The Company's Board of Directors recommends a vote FOR the Amendment at the Annual Meeting.

                     PROPOSAL THREE:  ELECTION OF DIRECTORS

     The Board of Directors of the Company has fixed the number of Directors at four. Mr. A. Eric Dott, Mr. Jackson Y. Dott, Mr. David F. Gonano and Mrs. Helen Delich Bentley have been nominated for a term of one year and until their successors are elected and qualified. Each of the nominees is a member of the present Board of Directors. Proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named. If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     The Board of Directors recommends that stockholders vote FOR the election of each of the nominees. Unless contrary instructions are given, the persons named in the accompanying proxy will vote all proxies in favor of the nominees listed above to serve for the coming year and until their successors are elected and qualified.

DIRECTORS AND OFFICERS

     The address of each of the Directors and officers of the Company is c/o Monarch Avalon, Inc., 4517 Harford Road, Baltimore, MD 21214.

    Name, Age,               Director       Principal Occupation(s) and
                              Since         Business Experience During
                                            Past 5 Years

A. Eric Dott, Age 71          1970          Chairman of the Board of the
                                            Company since 1990.  Mr. Dott
                                            is the father of Jackson Y.
                                            Dott, President of the
                                            Company.

Jackson Y. Dott, Age 40       1987          President, Treasurer and
                                            Chief Executive Officer at
                                            the Company since 1990.  Mr.
                                            Dott is the son of A. Eric
                                            Dott, Chairman of the
                                            Company.

David F. Gonano, Age 51       1996          Certified Public Accountant,
                                            Tax Partner of Wolpoff and
                                            Company, LLP since 1992,
                                            Personal Financial
                                            Specialist.

Helen Delich Bentley, Age 74  1995          President of Helen Bentley
                                            and Associates, Inc. since
                                            1995; Consultant for The Port
                                            of Baltimore since 1995;
                                            Member of the U.S. House of
                                            Representatives from 1985-
                                            1995.

Steven M. Szekely, Age 74     N/A           Executive Vice President of
                                            the Company since 1979 and
                                            Secretary of the Company
                                            since 1990.

Marshall Chadwell, Age 58     N/A           Chief Financial Officer of
                                            the Company since 1996;
                                            Controller of the Company
                                            since 1995.  Served as
                                            Business Manager of Wesley,
                                            Inc. from 1991 to 1995.


COMMITTEES OF THE BOARD OF DIRECTORS, DIRECTOR COMPENSATION AND MEETING
ATTENDANCE

     The Board of Directors met five times during the last fiscal year. The Board has a standing Audit Committee, but does not have nominating or compensation committees. The Audit Committee consists of David F. Gonano and Helen Delich Bentley. The Committee met with the Company's independent accountants once during the last fiscal year. The Audit Committee recommends engagement of the Company's independent accountants, reviews the arrangements and scope of the audit and the performance of the independent accountants, reviews the financial statements, considers comments made by the independent accountants with respect to the Company's system of internal accounting control and reviews non-audit services provided by the Company's independent accountants. No Director attended less than 75% of the aggregate number of meetings of the Board of Directors and any Board committee on which such Director served.

     The Company's Directors receive no cash compensation for their services as Directors. As compensation for services as a Director of the Company, on October 3, 1997, Helen Delich Bentley and David F. Gonano were each granted options to purchase 40,000 shares of the Company's Common Stock for $2.00 per share that will expire on September 30, 1998

CERTAIN TRANSACTIONS

     Mr. A. Eric Dott is the joint owner with his wife of certain real property located in Baltimore, Maryland comprising approximately 32,000 square feet and utilized as offices and plant by the Company under a lease expiring in 1999 subject to renewal through 2001. The lease calls for an annual net rental of $107,131.20 through June, 2001. The management of the Company believes that the terms of its lease with the Dotts are comparable to those which would be obtainable in leases with non-affiliated parties.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or allocated to the chief executive officer for services rendered to the Company in all capacities during the years ended April 30, 1996, 1997 and 1998. Compensation paid to each other executive officer of the Company did not exceed $100,000 in any such year.

                 Summary Compensation Table
                                  Annual              Long-Term
                              Compensation           Compensation
                                                        Awards

                                                      Securities
Name and                   Year   Salary              Underlying
Principal                           ($)                 Options
Position

Jackson Y. Dott             1998   59,800               40,000(1)
Chief Executive Officer     1997   43,100               40,000(2)
                            1996   43,100               40,000(3)
______________________
(1)  This option will expire on September 30, 1998.
(2)  This option expired without exercise on September 30, 1997.
(3)  This option expired without exercise on September 30, 1996.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table includes the number of shares covered by all remaining unexercised stock options held by the Company's Chief Executive Officer as of April 30, 1998, segregated on both an exercisable and unexercisable basis. Also reported is the value for "in-the-money" options which represents the difference between the exercise price of any such remaining unexercised options and the year-end market price of the Common Stock.

 Aggregated Option Exercises In Fiscal Year Ended April 30, 1998
              And Fiscal Year-End Option Values

                                   Number of               Value of
                                   Unexercised             Unexercised In-
                                 Options at FY-End         the-Money Options
                                                           at FY-End (2)
  Name            Shares
                 Acquired
                    on      Value
                 Exercise   Realized   Exer-    Unexer-   Exer-    Unexer-
                    #         ($)      ciable   cisable   cisable  cisable

Jackson Y. Dott     0          0     40,000(1)     0      $10,000     $0

(1)  This option will expire on September 30, 1998.

(2) Based on the closing price of the Common Stock on the Nasdaq National Market as of April 30, 1998.


               Option Grants In Fiscal Year Ended April 30, 1998
                            (Individual Grants)

                                  % of
                    Number       Total
                     of         Options     Exercise   Market
                  Securities    Granted      Price     Price      Expiration
                  Underlying      to       (S/Share)   on Date       Date
Name               Options     Employees               of Grant
                   Granted     in Fiscal
                                 Year

Jackson Y. Dott    40,000        33.3%      $2.00      1 7/8       9/30/98


      PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders and on the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as independent accountants to audit the financial statements for the year ending April 30, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Board of Directors recommends that stockholders vote FOR ratification of Deloitte & Touche LLP as independent accountants.

                         OWNERSHIP OF VOTING SECURITIES

     Only stockholders of record of outstanding Common Stock of the Company at the close of business on September 11, 1998 are entitled to notice of and to vote at the Annual Meeting. On September 11, 1998, 1,619,820 shares of Common Stock were outstanding.

VOTING AGREEMENT AND IRREVOCABLE PROXY

     In connection with the Proposed Transaction, Mr. A. Eric Dott, the Company's Chairman and beneficial owner of 173,490 shares of Common Stock and currently exercisable options to purchase 80,000 shares of Common Stock, and Mr. Jackson Y. Dott, the Company's President and beneficial owner of 427,529 shares of Common Stock and currently exercisable options to purchase 40,000 shares of Common Stock, have entered into a voting agreement (the "Voting Agreement") and irrevocable proxy (the "Irrevocable Proxy") with HIAC XII Corp. Pursuant to the Voting Agreement and the Irrevocable Proxy and until the earlier to occur of the Closing or the termination of the Asset Purchase Agreement, Mr. E. Dott and Mr. J. Dott have, with respect to all shares of Common Stock that they beneficially own, agreed to vote, and have granted an irrevocable proxy to HIAC XII Corp. to vote: (i) to approve the Asset Purchase Agreement and the transactions contemplated thereby, including the change of the name of the Company to a name not including the word "Avalon"; (ii) against any action or agreement that will result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Voting Agreement or the Asset Purchase Agreement; and (iii) against
(A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Games Business,
(B) a sale or transfer of the Assets of the Games Business, other than in the ordinary course of business or pursuant to the Asset Purchase Agreement, or the issuance of any securities of the Company (except options to purchase Company Common Stock granted to Directors of the Company and the related issuance of Company Common Stock upon exercise of such options in accordance with the terms thereof, provided, that after the approval of such options, the number of shares of the Company Common Stock outstanding plus the number of shares of Company Common Stock reserved for issuance pursuant to such options to Directors shall be equal to the current number of shares of Company Common Stock outstanding plus the number of shares of Company Common Stock reserved for issuance pursuant to existing options to Directors) or of any subsidiary holding or having any rights to any of the Assets, (C) any change in the executive officers or Board of Directors of the Company, (D) any change in the present corporate structure of the Company or the Business or (E) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the approval of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement. Mr. E. Dott and Mr. J. Dott have also agreed for the term of the Asset Purchase Agreement not to dispose of any shares of Common Stock that they beneficially own.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of September 11, 1998 by (i) each person that is known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the outstanding shares of Common Stock; (ii) each Director; and (iii) all Directors as a group. Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and disposition power with respect to the shares beneficially owned by such persons. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

Name and Address of           Amount and Nature of      Percent of Class(1)
Beneficial Owner              Beneficial Ownership

HIAC XII Corp.                712,019 (2)(3)            41.4%
1027 Newport Avenue,
Pawtucket, RI  02862

Hasbro, Inc.                  721,019 (3)(4)            41.4%
1027 Newport Avenue
Pawtucket, RI 02862

Jackson Y. Dott               467,529 (5)               28.2%
Monarch Avalon, Inc.
4517 Harford Road
Baltimore, Md 21214

A. Eric Dott                  253,490 (6)               14.9%
Monarch Avalon, Inc.
4517 Harford Road
Baltimore, Md 21214

Helen Delich Bentley          43,080 (5)                2.6%
Monarch Avalon, Inc.
4517 Harford Road
Baltimore, Md 21214

David F. Gonano               40,000 (5)                2.4%
Monarch Avalon, Inc.
4517 Harford Road
Baltimore, Md 21214

All Directors and             804,099 (7)               44.2%
Executive Officers
as a group (4 persons).

_________________

(1) The calculation of percent of class is based on the number of shares of Common Stock outstanding as of September 11, 1998 assuming exercise of the currently exercisable options held by such nominee.
(2) Power to vote with respect to certain matters and power to restrict disposition may be deemed to be shared with Jackson Y. Dott, with respect to 467,529 of such shares, and A. Eric Dott, with respect to 253,490 of such shares, pursuant to Voting Agreement and Irrevocable Proxy. HIAC XII Corp. disclaims beneficial ownership of such shares.
(3) Includes shares issuable on the exercise of options to purchase 80,000 shares held by A. Eric Dott and options to purchase 40,000 shares held by Jackson Y. Dott with respect to which voting power may be deemed to be shared with HIAC XII Corp. and Hasbro, Inc. pursuant to the Voting Agreement and the Irrevocable Proxy. HIAC XII Corp. and Hasbro, Inc. have no right to require the exercise of the options held by Mr. E. Dott and Mr.
     J. Dott.
(4) HIAC XII Corp. is an indirect wholly owned subsidiary of Hasbro, Inc. Accordingly, shares that may be deemed to be owned by HIAC XII Corp. may be deemed to be owned by Hasbro, Inc. Hasbro, Inc. disclaims beneficial ownership of such shares.
(5) Includes 40,000 shares purchasable upon the exercise of a currently exercisable option.
(6) Includes 80,000 shares purchasable upon the exercise of a currently exercisable option.
(7) Included in the shares beneficially owned are 200,000 shares purchasable by the Directors and executive officers as a group upon exercise of currently exercisable options held by them.

                        VOTE REQUIRED TO APPROVE MATTERS

     A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. The election of each Director requires a plurality of the votes present and entitled to vote. The approval of each other proposal requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Teller of Elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter; however, such shares will be considered present for purposes of a quorum.

     Section 2.10 of Article II of the Company's Bylaws requires compliance with a procedure under which a stockholder may nominate a candidate for election as Director at an annual meeting. The nomination is required to be (i) written
(ii) delivered to, or mailed and received at, the executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting and (iii) accompanied by (A) the name, age, business address and residence of the stockholder and each person whom the stockholder proposes to nominate for election or re-election as a Director, (B) the principal occupation or employment of such persons, (C) the number of shares of Company stock which are beneficially owned by such persons that is required to be disclosed in solicitations of proxies with respect to nominees for election as Directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (E) the name and address, as they appear on the Company's books, of the stockholder making the nomination and any other stockholder known by such stockholder to support such nomination, and the number of shares of Company stock beneficially owned by all such stockholders. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, stockholders must deliver to the Company, or mail and have received at the Company, the nomination and the required attendant information no later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or (ii) the day on which such public disclosure was made. This discussion is intended to summarize Section 2.10 of Article II of the Company's Bylaws, and is qualified in its entirety by reference to the Company's Bylaws.

                             SELECTED FINANCIAL DATA



Set forth below is Selected Financial Data for the Company. The Historical Selected Financial Data is derived from the Company's Annual Report to Stockholders for the year ended April 30, 1998, a copy of which is included with this Proxy Statement. The Pro Forma selected financial data has been derived from the pro forma financial statements included herein. The following information should be read in conjunction with such report.

($ in thousands, except per share information)

                                           Historical
                    ---------------------------------------------------------
                                                                    Quarter
                                                                     Ended
                                Years Ended April 30,               July 31,
                      1994     1995     1996     1997      1998        1998

Net sales
 Games              $ 3,278  $ 4,686  $ 3,395  $ 3,950   $ 2,844    $     214
 Printing and
  envelope
  manufacturing       2,433    2,404    2,522    2,734     2,587          569
 Publishing             -        264      602    1,180     2,800          498
                    -------  -------  -------  -------   -------    ---------
                    $ 5,711  $ 7,354  $ 6,519  $ 7,864   $ 8,231    $   1,281
                    =======  =======  =======  =======   =======    =========

Net (loss) income   $   (94) $  (725) $  (585) $   179   $(1,725)   $    (576)

Total assets        $ 6,700  $ 6,245  $ 5,556  $ 6,312   $ 5,329    $   4,778

Per common
 share data:
 (Loss) income(1)   $ (0.06) $ (0.45) $ (0.36) $  0.11   $ (1.06)   $   (0.36)

 Book value         $  3.74  $  3.31  $  2.95  $  3.06   $  1.99    $    1.69

($ in thousands, except per share information)

                                 Pro Forma
                           ----------------------
                              Year       Quarter
                             Ended        Ended
                           April 30,     July 31,
                             1998         1998


Net sales
 Games                     $       0     $      0
 Printing and envelope
  manufacturing                2,587          569
 Publishing                    2,800          498
                           ---------     --------
                           $   5,387     $  1,067
                           =========     ========

Net income
 (loss)                    $  (1,405)    $   (419)

Total assets               $   9,631        9,190

Per common share data:
 (Loss)
  income (1)               $   (0.87)    $  (0.26)

Book Value                 $    4.17     $   3.96


(1) Basic and diluted

Note: There were no long-term obligations and no redeemable preferred stock outstanding during any of the periods and also there were no cash dividends declared during any of the periods.

                               UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION


The purpose of the pro forma information is to present the effect of the August 3, 1998 agreement by the Company to sell certain assets and its games business to HIAC VII Corp. and Hasbro, Inc. for $6,000,000 cash (the Transaction). The unaudited pro forma consolidated statement of financial position represents the Company's financial position at April 30, 1998 and July 31, 1998 as if the Transaction had occurred on that date. The unaudited pro forma consolidated statement of operations represents the results of the Company's operations for the year ended April 30, 1998 as if the Transaction had occurred on May
1, 1997 and May 1, 1998, respectively. The unaudited pro forma entries are based upon available information and certain assumptions and estimates that the Company believes are reasonable under the circumstances. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained had the Transaction occurred at the beginning of the period presented, nor are they intended to be a projection of future results. The unaudited proforma financial information should be read in conjunction with the notes thereto.

MONARCH AVALON, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
AS OF APRIL 30, 1998
-----------------------------------------------------------------------------
($ in thousands)

                                         Prof Forma  Pro Forma     Pro Forma
                                          Entries    Entries to   As Adjusted
                                         to Remove   Dispose of    for Games
                             Historical    Games       Games       Business
                            Consolidated  Business    Business    Disposition

ASSETS

CURRENT ASSETS:
 Cash and cash equivalents     $ 1,738              $ 6,000 (b)   $   7,738
 Accounts receivable, net          973                                  973
 Inventories                     1,968   $ (1,650) (a)                  318
 Other current assets               47        (15) (a)                   32
                               -------   --------   -------       ---------
   Total current assets          4,726     (1,665)    6,000           9,061

PROPERTY AND EQUIMENT, net         558                                  558

OTHER ASSETS AND DEFERRED
 CHARGES                            45       ( 43) (a)                    2
                               -------   --------   -------       ---------
TOTAL ASSETS                   $ 5,329   $ (1,708)  $ 6,000       $   9,621
                               =======   ========   =======       =========

LIABILITIES AND
 STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable             $   352                             $     352
 Accrued expenses                 723              $   182 (b)          905
 Income taxes payable                                  589 (c)          589
 Deferred subscription
  revenues                      1,024                                 1,024
                              -------    --------  -------        ---------
  Total current liabilities     2,099                  771            2,870
                              -------    --------  -------        ---------
STOCKHOLDERS' EQUITY
 Preferred stock
 Common stock                     527                                   527
 Capital surplus                3,378                                 3,378
 Retained (deficit) earnings     (553)               3,521 (d)        2,968
                              -------    -------   -------        ---------
                                3,352                3,521            6,873
Treasury stock                   (122)                                 (122)
                              -------    -------   -------        ---------
   Total stockholders' equity   3,230                3,521            6,751
                              -------    -------   -------        ---------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY         $ 5,329    $     0   $ 4,292        $   9,621
                              =======    =======   =======        =========

See notes to unaudited pro forma consolidated financial information.

MONARCH AVALON, INC. AND SUBSIBIDARY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED APRIL 30, 1998
-----------------------------------------------------------------------------
($ in thousands)

                                                  Pro Forma       Pro Forma
                                                   Entries       As Adjusted
                                                  to Remove       for Games
                                     Historical      Games         Business
                                    Consolidated    Business      Disposition


Net sales                             $  8,231    $  (2,844) (e)   $   5,387
Cost of goods sold                       6,106         (943) (e)       5,163
                                      --------    ---------        ---------
Gross profit                             2,125       (1,901)             224
                                      --------    ---------        ---------
Selling, general and administrative
 expenses                                3,502       (1,778) (e)       1,724

Research and development                   443         (443) (e)
                                      --------    ---------        ---------
     Operating expenses                  3,945       (2,221)           1,724
                                      --------    ---------        ---------
Loss from operations                    (1,820)        (320)          (1,500)

Other income, net                           95                            95
                                      --------    ---------        ---------
Loss before income taxes                (1,725)        (320)          (1,405)

Provision for income taxes                   0                             0
                                      --------    ---------        ---------
Net loss                              $ (1,725)   $    (320)       $  (1,405)
                                      ========    =========        =========
Basic and diluted loss
 per share                            $  (1.06)   $   (0.19)       $   (0.87)
                                      ========    =========        =========

See notes to unaudited pro forma consolidated financial information.

Description of Unaudited Pro Forma Entries
------------------------------------------

(a)  Represents Games Business (Games) historical amounts at April 30, 1998.

(b) Represents proceeds of the disposition transaction and resulting direct costs of the disposition transaction.

(c) Represents the estimated income taxes payable resulting from the Transaction.

(d) Represents estimated gain net of related income taxes from the Transaction.

(e)  Represents Games historical amounts for the quarter ended April 30, 1998.

MONARCH AVALON, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
AS OF JULY 31, 1998
-----------------------------------------------------------------------------

($ in thousands)

                                          Pro Forma  Pro Forma   Pro Forma
                                           Entries   Entries to  As Adjusted
                                          to Remove  Dispose of   for Games
                              Historical     Games      Games      Business
                             Consolidated   Business   Business   Disposition

ASSETS

CURRENT ASSETS:
 Cash and cash equivalents      $ 1,337    $          $ 6,000(g)     $ 7,337
 Accounts receivable, net           756                                  756
 Inventories                      1,910      (1,527)(f)                  383
 Other current assets               210         (16)(f)                  194
                                -------    --------   -------        -------
   Total current assets           4,213      (1,543)    6,000          8,670

PROPERTY AND EQUIPMENT, net         517                                  517

OTHER ASSETS AND DEFERRED
  CHARGES                            48        (45)                        3
                                -------    -------     -------       -------
TOTAL ASSETS                    $ 4,778    $(1,588)    $ 6,000       $ 9,190
                                =======    =======     =======       =======

LIABILITIES AND
 STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable               $   300                              $   300
 Accrued expenses                   698                $  182(g)         880
 Income taxes payable                                     477(h)         477
 Deferred subscription
  revenues                        1,126                                1,126
                                -------    -------     ------        -------
    Total current liabilities   $ 2,124                   659          2,783
                                -------    -------     ------        -------

STOCKHOLDERS' EQUITY
 Preferred stock
 Common stock                       527                                  527
 Capital surplus                  3,378                                3,378
 Retained (deficit) earnings     (1,129)                3,753(i)       2,624
                                -------    -------    -------        -------
                                  2,776                 3,753          6,529
Treasury stock                     (122)                                (122)
                                -------    -------    -------        -------
  Total stockholders' equity      2,654                 3,753          6,407
                                -------    -------    -------        -------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY          $ 4,778    $     0    $ 4,412        $ 9,190
                                =======    =======    =======        =======

MONARCH AVALON, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR QUARTER ENDED JULY 31, 1998
-----------------------------------------------------------------------------

($ in thousands except per share amounts)

                                            Pro Forma            Pro Forma
                                             Entries            As Adjusted
                                            to Remove            for Games
                              Historical       Games              Business
                             Consolidated     Business          Disposition


Net sales                      $ 1,281        $   (214)(j)         $ 1,067
Cost of goods sold               1,394            (216)(j)           1,178
                               -------        --------             -------
Gross loss                        (113)             (2)               (111)

Selling, general and
 administrative expenses           383             (65)                318

Research and development            90             (90)
                               -------        --------             -------
    Operating expenses             473            (155)                318
                               -------        --------             -------
Loss from operations              (586)           (157)               (429)

Other income, net                   10                                  10
                               -------        --------             -------
Loss before income taxes          (576)           (157)               (419)

Provision for income taxes           0                                   0
                               -------        --------             -------
Net loss                       $  (576)       $   (157)            $  (419)
                               =======        ========             =======
Basic and diluted loss
  per share                    $ (0.36)       $  (0.10)            $ (0.26)
                               =======        ========             =======


See notes to unaudited proforma consolidated financial information.

Description of Unaudited Pro Forma Entries
------------------------------------------

(f)  Represents Games Business (Games) historical amounts at July 31, 1998.

(g) Represents proceeds of the disposition transaction and resulting direct costs of disposition transaction.

(h) Represents the estimated income taxes payable resulting from the transaction.

(i) Represents estimated gain net of related income taxes from the trans-action.

(j)  Represents Games historical amounts for the quarter ended July 31, 1998.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL INFORMATION
-----------------------------------------------------------------------------

1.BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial information presented is based on the Company's historical financial position and results of operations as of and for the year ended April 30, 1998 and as of and for the quarter ended July 31, 1998, reflecting the effect of the disposition of the Games Business from the consolidated entity. The pro forma entries related to the statement of financial position were computed assuming the Transaction was consummated at April 30, 1998 and July 31, 1998 and include entries to remove the assets sold and to record the receipt of the cash proceeds, direct transaction costs and estimated income taxes payable. The pro forma entries related to the statement of operations were computed assuming the transaction was consummated at the beginning of the year ended April
  30, 1998 and at the beginning of the quarter ended July 31, 1998, but do not include cash proceeds, direct costs and income taxes resulting from the Transaction. The pro forma consolidated financial information does not reflect any interest income that might have been earned on the cash proceeds. The unaudited pro forma financial information has been prepared in accordance with the instructions to Article 11, Regulation S-X.

2.EARNINGS (LOSS) PER SHARE

  Earnings (loss) per share data have been computed based upon the 1,619,820 weighted average number of common shares outstanding during the period.

3.TAX EFFECTS OF PRO FORMA ADJUSTMENTS

  The tax effects of the Transaction in the statement of financial position are calculated at the statutory rates in effect at April 30, 1998 and July 31, 1998, after deducting available net operating tax loss carryforward amounts.

Managements discussion and analysis of financial condition and results of operation and the Company's audited Financial Statements as of 4/30/98 are incorporated by reference to the 1998 Annual Report to Stockholders.

                MONARCH AVALON, INC. AND SUBSIDIARIES

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS

For purposes of this discussion, references to "fiscal 1999" are to the fiscal year ending April 30, 1999, and references to "fiscal 1998" are to the fiscal year ended April 30, 1998.

RESULTS OF OPERATIONS

Monarch consists of two divisions, games and printing. Girls' Life, Inc., a wholly-owned subsidiary, publishes a magazine.

Sales of products in the games division, primarily board games and software games designed for use on microcomputers, are somewhat seasonal in nature because of increased retail game sales during the Christmas season, while sales of the Company's other products (envelopes, printing and graphic arts services and Girls' Life magazine) are not seasonal. The timing of new releases of the Company's games also may affect sales in the games division.

RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 1999 AND 1998

Net sales decreased by $347,000 or 21% in the first quarter of fiscal 1999 as compared to the first quarter of fiscal 1998. Sales in the games division decreased by $527,000 or 71% in the first quarter of fiscal 1999 compared to the first quarter of fiscal 1998 as a result of increased returns of computer games during the first quarter of fiscal 1999 compared to the first quarter in 1998. Net of returns, computer game sales for the first quarter of fiscal 1999 was a negative $75,000. On August 4, 1998, the Company announced that it has entered into a definitive agreement to sell the games division of the Company to a newly formed subsidiary of Hasbro, Inc. for $6,000,000 in cash. The assets being sold include trademarks, copyrights and other intellectual propery rights, inventory and tooling. In light of the Company's agreement to sell the assets of the games division, and pursuant to such agreement, the Company has taken steps to cut costs in the games division. Such steps have included curtailment of the research and development and sales and marketing activities of the games division and layoffs of games division employees. Management expects that the result of such steps will be to further decrease sales of the games division during the remainder of fiscal 1999. Sales in the printing division decreased by $3,000 in the first quarter of fiscal
1999 or 0.5% from the first quarter of fiscal 1998 due to competition in the printing business. Sales of Girls' Life magazine in the first quarter of fiscal 1999 increased by $184,000 or 58% from the first quarter of fiscal 1998. The increase in sales of Girls' Life magazine relates primarily to the increase in promotional and direct mailing advertising of the magazine and increased revenue from newsstand sales and advertising.

Gross profit decreased by $563,000 or 125% during the first quarter of fiscal 1999 compared to the first quarter of fiscal 1998. Consolidated gross margin was a negative 9% of net sales during the first quarter of fiscal 1999 as compared to 28% during the first quarter of fiscal 1998. The decrease in gross margin primarily related to the return of computer games.

Operating expenses were 37% of net sales in the first quarter of fiscal 1999 as compared to 45% in the first quarter of fiscal 1998. Operating expenses for the first quarter of fiscal 1999 decreased by $256,000 or 35% from the same period in fiscal 1998, primarily because of lower promotional and advertising expenses for publishing sales and lower royalties and research and development costs for game sales.

LIQUIDITY AND CAPITAL RESOURCES

At July 31, 1998, the Company has cash and cash equivalents of approximately $1,337,000, a decrease of $401,000 from the amount at April 30, 1998. The decrease resulted from cash used in operations of $401,000. The Company's cash and cash equivalents are subject to variation based upon the timing of receipts and the payment of payables.

At July 31, 1998, the Company has no debt with third party lenders.

YEAR 2000 DISCLOSURE

The Company has reviewed existing computer programs, including software and hardware, and plans to replace the existing software and hardware by the end of 1998 at an estimated cost of under $100,000. Company management does not believe the change over to new software and hardware will have a material effect on the Company's business, operations or financial condition.

            MONARCH AVALON, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNADUDITED)

                                                   (000'S Omitted)
                                                July 31,    April 30,
                                                  1998        1998
                                                --------    ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                      $ 1,337     $ 1,738
  Accounts receivable, net                           756         973
  Inventories, net                                 1,910       1,968
  Other current assets                               210          47
                                                 -------     -------
     TOTAL CURRENT ASSETS                          4,213       4,726

PROPERTY AND EQUIPMENT                             4,634       4,634
  Less allowance for depreciation                 (4,117)     (4,076)
                                                 -------     -------
                                                     517         558
OTHER ASSETS AND DEFERRED CHARGES                     48          45
                                                 -------     -------
TOTAL ASSETS                                     $ 4,778     $ 5,329
                                                 =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                               $   300     $   352
  Accrued expenses                                   698         723
  Deferred subscription revenues                   1,126       1,024
                                                 -------     -------
     TOTAL CURRENT LIABILITIES                     2,124       2,099

STOCKHOLDERS' EQUITY
  Preferred Stock - par value $.01 per share:
    Authorized 100,000 shares; no shares
    issued
  Common Stock - par value $.25 per share:
    Authorized 3,000,000 shares; shares
    issued - 2,109,985; shares outstanding
    1,619,820 on July 31, 1998 and
    April 30, 1998                                   527         527
  Capital surplus                                  3,378       3,378
  Retained (deficit) earnings                     (1,129)       (553)
                                                --------     -------
                                                   2,776       3,352
  Treasury stock at par - shares
    outstanding 490,165 on July
    31, 1998 and April 30, 1998                     (122)       (122)
                                                --------     -------
                                                   2,654       3,230
                                                --------     -------
TOTAL LIABILITES AND STOCKHOLDERS' EQUITY       $  4,778     $ 5,329
                                                ========     =======

                  MONARCH AVALON, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                       Three Months Ended
                                                            July 31,
                                                      --------------------
                                                        1998        1997
                                                        ----        ----
                                       (000's Omitted, except per share data)

Net sales                                             $ 1,281     $ 1,628
Cost of goods sold                                      1,394       1,178
                                                      -------     -------
Gross (loss) profit                                      (113)        450

Selling, general and
  administrative expenses                                 383         616

Research and development                                   90         113
                                                      -------     -------
     Operating expenses                                   473         729
                                                      -------     -------
Loss from operations                                     (586)       (279)

Other income, net                                          10          23
                                                      -------     -------
Loss before income taxes                                 (576)       (256)

Provision for income taxes                                  0           0
                                                      -------     -------
Net loss                                                 (576)       (256)
                                                      -------     -------
Loss per share                                        $  (.36)    $  (.16)
                                                      -------     -------
Weighted average shares
  outstanding                                         1,619,820   1,619,820
                                                      ---------   ---------

                      MONARCH AVALON, INC. AND SUBSISIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

                                                        Three Months Ended
                                                             July 31,
                                                        ------------------
                                                          1998       1997
                                                          ----       ----
                                                          (000's omitted)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from operations                              $  (576)   $  (256)
                                                        -------    -------
  Adjustments to reconcile net loss
  to net cash used in operating
  activities:
    Depreciation and amortization                            41         13
    Changes in accounts receivable,
      inventories, other assets,
      accounts payable, accrued
      expenses and deferred
      subscription revenue                                  134       (164)
                                                        -------    -------
    Net cash used in operating activities                  (401)      (407)
                                                        -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                         0        (59)
                                                        -------    -------
  Net cash used in investing activities                       0        (59)
                                                        -------    -------
Net decrease in cash and cash equivalents                  (401)      (466)

Cash and cash equivalents at beginning of
  period                                                  1,738      2,131
                                                        -------    -------
Cash and cash equivalents at end
  of period                                             $ 1,337    $ 1,665
                                                        -------    -------

COMMON STOCK MARKET PRICES

The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol MAHI. The number of stockholders of record on July 15, 1998 was 601.

High and low closing sale prices for the quarter ended July 31 for the last two years as reported on the Nasdaq SmallCap and/or the Nasdaq National Market were:

                       Fiscal 1998            Fiscal 1997
Quarter                   Price                  Price
 Ended               High       Low         High       Low
                     --------   --------    --------   --------
May 31               2-3/4      1-3/4       2-1/2      2-1/2
June 30              2-1/8      2-1/8       2-5/8      2-3/8
July 31              1-3/4      1-3/4       3          2-9/16


Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The Company has not paid any cash dividends since April 1987. Although the board of directors will continue to review the Company's profitability with respect to the resumption of dividends, there can be no assurance as to the timing or amount of any future dividends.

                           DESCRIPTION OF THE COMPANY

      The Company was incorporated in Delaware on December 20, 1976 as a commercial printing company and as the successor to a developer and publisher of strategy board games that originally entered the games industry in 1958. On December 14, 1993, the Company incorporated a subsidiary, Girls' Life, Inc. in Maryland. Girls' Life commenced substantial operations with the release of its initial bi-monthly publication in August 1994.

      The Company operated in three business segments during 1998: games, printing and publishing. All segments share certain facilities and operate under common management. The games segment develops, manufactures and markets a wide variety of strategy, sports and family-oriented board games, as well as a line of software games designed for use on microcomputers. The games segment contributed $2,844,000 in net sales or approximately 35% of the Company's total revenue in 1998.

      Monarch Services, the printing segment, provides commercial printing and graphic arts services to a wide range of business customers and manufactures envelopes. Monarch Services also serves as the production facility for the games segment, producing printed materials and boxes for games. Monarch Services also provides printing services to the publishing segment, producing promotional and direct mail literature for the magazine. Interdivision sales or transfers are accounted for at prices comparable to unaffiliated customer sales. The printing segment contributed $2,587,000 in net sales or approximately 31% of the Company's total revenue in 1998.

      Girls' Life, Inc. publishes a magazine for young girls ages seven to fourteen. The magazine, Girls' Life, was launched in August 1994. It is a bi-monthly publication but the magazine may eventually be published monthly. In September 1996 the Company announced a joint venture with the Girl Scouts of the U.S.A. that gave the Company direct access to the Girl Scouts' mailing list, which includes 860,000 girls and 60,000 adult troop leaders. The publishing segment contributed $2,800,000 in net sales or approximately 34% of the Company's total revenue in 1998.

GAMES SEGMENT

     Board Games

     The Company has a line of strategy, sports and family-oriented board games. The Company's predecessor first entered the games market in 1958 when it introduced its first strategy game. Since that time, it has become a significant player in the strategy games portion of the games market, which consists primarily of teenagers and adults who are "game hobbyists". The games are designed to be challenging, and in many cases the typical playing time for a game is three to six hours.

      The Company's sports and family-oriented board games are also designed for use by the teenage and adult recreational market. The Company's predecessor entered this portion of the games market in the mid 1960's and expanded through the acquisition of the Sports Illustrated Games Division from Time, Inc. in 1976, through agreements with independent games developers and through the internal development of new games. The Company markets a variety of games including games of mass-market appeal and wargame simulations.

       Software Games

       The Company also develops, produces and markets under the name "Microcomputer Games" a line of software games which are designed for use on microcomputers. The first games were introduced in June 1980. The line includes strategy, sports and family-oriented games; some are derivations of the Company's existing board games and others have been developed as unique computer games with playing characteristics that could not be achieved in board games. Computer game sales accounted for approximately 24% of total game sales for fiscal 1998.

      Research and Product Development

      Research and product development are essential aspects of the Company's game business. The Company regularly receives ideas for games from outside creative sources, and from time to time purchases rights to existing games from other companies in the games business. In most cases, the Company enters into an agreement requiring it to make payments of royalties based on game sales. The cost of research and development for fiscal 1998 was approximately $443,000 and approximately $394,000 for fiscal 1997. These costs were charged to operations as incurred.

      Copyrights and Trademarks

      The Company's games and magazine are generally protected by registered trademarks and copyrights in the United States and foreign countries to the extent that such protection is available. Such protection is of considerable importance in the games business. The duration of the protection provided by these rights is generally in excess of the economic life of any particular game or magazine issue.

PRINTING AND ENVELOPE SEGMENT

      Monarch Services offers a full line of printing and graphic arts services to a wide range of customers in the industrial, financial and advertising fields. Its services include offset and letterpress printing, design and idea conception, finished art, and direct mailing. Monarch Services also manufactures various types and sizes of envelopes to customer order.

      Monarch Services is also the production arm for the games segment. It designs the graphics for and prints all of the Company's games, and manufactures the boxes in which the games are sold. Monarch Services also provides printing services to Girls' Life magazine. It designs and prints promotional and direct mail literature for the magazine. During fiscal 1998 game production and publishing production accounted for approximately 25es on an interdivision basis. The loss of game and publishing production would leave Monarch
Services' with significant over capacity.

PUBLISHING SEGMENT

      GIRLS' LIFE

      Girls' Life is intended to be an intelligent, non-condescending and easily read magazine targeted to girls ages seven to fourteen. The philosophy behind the graphic representation and every article presented is that girls are important, independent, and intelligent people with opinions of their own. These articles seek to reinforce that message and inspire confidence in a girl's thoughts, opinions, and feelings. Editorial material is created by the magazine's staff as well as through outside writers.

MARKETING

      The Company's games are marketed in the United States and abroad. In the United States, board games are primarily sold to toy jobbers, toy stores, department stores, large retail chains and book stores. The Company's line of games for personal computers is sold primarily to software wholesalers and computer stores which sell both hardware and software. Except for certain direct order sales to consumers, all United States sales are made through sales representative organizations which are paid on a commission basis. In fiscal 1998 and 1997, games sales to the Company's ten largest United States customers accounted for approximately 29% and 47%, respectively, of total game sales. Two customers of computer games accounted for approximately 7% and 5%, respectively, of total net sales in 1998.

      The Company uses direct mail, trade and consumer publications, and trade shows to introduce and promote its games.

      Printing and graphic arts services and envelopes are marketed primarily in
the   Baltimore-Washington  area  through  Company  sales  personnel   who   are
compensated on a salary and commission basis.

     Girls' Life is sold by subscription and on the newsstand. Subscriptions are sold by direct-mail solicitation, insert cards and other traditional sources. Newsstand copies are distributed internationally by Warner Publisher Services.

FOREIGN OPERATIONS; EXPORT SALES

      Sales of games abroad are made to independent distributors located in various countries. Export sales were $303,000 for fiscal 1998, $466,000 for fiscal 1997 and $561,000 for fiscal 1996. The following table shows for each of the Company's last three fiscal years, export sales of its games and magazine to the Company's four largest foreign markets.

                                 Sales (in dollars)
       Region                  1998      1997     1996

       Japan                 $10,800   $10,100    $21,900
       Canada                 70,000   143,000    102,300
       United Kingdom        106,700   106,400    222,000
       Australia              40,600    68,200     55,100

SEASONALITY; CUSTOMER FINANCING TERMS

      The Company's games business is somewhat seasonal in nature because of increased retail game sales during the Christmas season. Sales are highest during the periods August through October when retailers purchase stock for that season, and February through April when large customers take deliveries in order to take advantage of discounts and payment terms offered by the Company for volume purchases on an "early buy" basis. The early purchase program, which is a common industry practice, together with the need to maintain an inventory of finished games in order to satisfy reorder requests quickly, results in a substantial working capital requirement. To date, the Company has met this requirement through the internal generation of funds.

     The Company's printing and publishing segments are not seasonal in nature.

      The Company offers credit terms to its trade customers for the purchase of its products. Payments are due from the Company's trade customers based upon sales and purchase arrangements which may vary depending upon the identity of the customer and the nature of the product. In some instances, trade customers may receive credit for unsold merchandise, or may exchange unsold merchandise for new products.

COMPETITION

     There are a number of companies engaged in the sale of board and software games, including a number which are significantly larger than the Company. While the Company considers itself to be a player in the strategy games market, the overall board game market, including sports and family games, is dominated by a few large companies. The Company considers the primary competitive factors for its line to be the challenge and play appeal of the computer and board games it develops.

      Competition in the games business is principally based on product quality and features, the compatibility of computer games with popular platforms, company or product line brand name recognition, access to distribution channels, marketing effectiveness, reliability and ease of use, price and technical support. Significant financial resources also have become a competitive factor in the games business, principally due to the substantial cost of product development and marketing that is required to support best-selling titles. In addition, competitors with broad product lines and popular titles typically have greater leverage with distributors and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitor's most popular titles. Retailers typically have a limited amount of shelf space, and there is intense competition among game producers for adequate levels of shelf space and promotional support from retailers. The Company believes that its pricing is generally competitive for the types of games that it sells.

      Competition in the printing business is largely based on price, quality, range of services offered, distribution capabilities, ability to service the specialized needs of customers, availability of printing time on appropriate equipment and use of state-of-the-art technology. The Company competes for commercial business not only with large national printers, but also with smaller regional printers.

      Competition in the magazine industry is intense with numerous other publishers and retailers, as well as other media, competing for readers and advertising revenue. The Company considers the primary competitive factors to be the underlying philosophy of Girls' Life and the market segment being served.

RAW MATERIALS

      The principal raw materials used by the Company are finished paper, paperboard and ink. The Company generally purchases its requirements for each of these items from single sources, but the Company believes there are, at present, numerous sources from which its requirements could be met. The price of paper is a significant expense of the Company's publishing and printing businesses and began to rise around mid-year 1994 and continued to rise more dramatically in 1995 and early 1996. In mid-1996 paper prices began to fall. Paper price increases may have an adverse effect on the Company's future results.

EMPLOYEES

      At April 30, 1998, the Company employed approximately 100 full time personnel, including 17 executive and administrative personnel, 12 research and development personnel and 71 production personnel. None of the Company's employees are represented by a union.

                                   PROPERTIES

     The Company leases property at the following locations for the following purposes:

     1. 4517 Harford Road, Baltimore, Maryland 21214. This property contains the Company's offices as well as its printing plant. The property is leased through 2006.

      2. 6500 Quad Avenue, Baltimore, Maryland 21205. This property contains a manufacturing and warehouse facility and the lease expires on May 14, 2000.

      The Company leases the Harford Road property from A. Eric Dott who is the Chairman and a major stockholder of the Company. Although not negotiated at arms length, management believes the terms of the lease with Mr. Dott are comparable to lease terms for like properties in the same geographic area.

      Management believes that the Company's leased premises are generally adequate for the Company's business going forward.

                                LEGAL PROCEEDINGS

     Companies in the game and publishing industries are, in the ordinary course of business, made the subject of actions alleging copyright infringement and other actions. Such actions may allege large damages. The Company has, on an infrequent basis, had such claims made against it.

                      INFORMATION INCORPORATED BY REFERENCE

      Information provided in the Company's 1998 Annual Report, that is being distributed to Stockholders with this Proxy Statement, under the captions Consolidated Financial Statements, Notes to Consolidated Financial Statements, Consolidated Quarterly Results, Independent Auditors' Report, Common Stock Market Prices and Dividends, and Management's Discussion and Analysis of Financial Condition and Results of Operations is incorporated herein by reference. Any statement contained herein, in any supplement hereto or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement or any supplement hereto.

                  DATE FOR SUBMISSION OF STOCKHOLDERS PROPOSALS

     Stockholders' proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than May 18, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. Proposals should be sent to the Secretary of the Company at the executive offices of the Company. For details concerning eligibility, extent and limitations respecting the right to include proposals, stockholders should consult the proxy regulations of the Securities and Exchange Commission.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires that the Company's Directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of the Common Stock of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all required filing requirements under Section 16(a) of the Securities Exchange Act of 1934, were filed in fiscal year 1998.

                                  OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors is not aware of any matters, other than those stated above, that may be brought before the Annual Meeting. The persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment.

                              By Order of the Board of Directors


                              Steven M. Szekely,
                              Secretary
                                                            September 17, 1998

                                                 ANNEX A

















                ASSET PURCHASE AGREEMENT


                      by and among

                 MONARCH AVALON, INC.,

                     HIAC XII CORP.,
         an indirect wholly owned subsidiary of
                     Hasbro, Inc.,

                          and

                     HASBRO, INC.,
     to the extent set forth in Article IV hereof.


               Dated as of August 3, 1998

                        TABLE OF CONTENTS

                                                       Page

                             ARTICLE I

                    PURCHASE AND SALE OF ASSETS
                    AND ASSUMPTION OF LIABILITIES

SECTION 1.1    Purchase and Sale..........................1
SECTION 1.2    Assumed Liabilities........................6
SECTION 1.3    Excluded Liabilities.......................6
SECTION 1.4    Purchase Price.............................8
SECTION 1.5    Closing....................................8
SECTION 1.6    Deliveries by Seller.......................8
SECTION 1.7    Deliveries by Buyer........................9

                            ARTICLE II

                         RELATED MATTERS

SECTION 2.1    Books and Records of the Business.........10

                           ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.1    Organization and Authority of Seller......11
SECTION 3.2    Contents and Approvals:  No Violations....12
SECTION 3.3    Absence of Material Adverse Changes, etc..13
SECTION 3.4    Title; Properties and Assets Necessary
               for Conduct of Business...................14
SECTION 3.5    Contracts.................................15
SECTION 3.6    Inventory and Backlog.....................15
SECTION 3.7    Intellectual Property.....................15
SECTION 3.8    Litigation................................18
SECTION 3.9    Compliance with Applicable Law............18
SECTION 3.10   Taxes.....................................18
SECTION 3.11   Certain Fees..............................19
SECTION 3.12   Financial Statements......................19
SECTION 3.13   Business Relations........................19
SECTION 3.14   Warranties................................19
SECTION 3.15   Disclosure                                19

                           ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 4.1    Corporate Organization and Authority......20
SECTION 4.2    Consents and Approvals:  No Violations....21
SECTION 4.3    Litigation................................21
SECTION 4.4    Certain Fees..............................21
SECTION 4.5    Disclosure................................21

                           ARTICLE V

                           COVENANTS

SECTION 5.1    Consents; Assignments.....................22
SECTION 5.2    Allocation of Purchase Price..............22
SECTION 5.3    Agreement Not to Compete or Solicit.......23
SECTION 5.4    Nondisclosure of Proprietary Data.........24
SECTION 5.5    Investigation by Buyer....................25
SECTION 5.6    Preservation of Business..................26
SECTION 5.7    Buyer's Responsibility....................27
SECTION 5.8    Notice to Vendors and Suppliers...........27
SECTION 5.9    Seller Stockholders Meeting...............28
SECTION 5.10   No Shopping; Competing Proposal...........28
SECTION 5.11   Accounts Receivable of Seller and Returns
               of Inventory..............................29
SECTION 5.12   Termination of Publication of the General.30
SECTION 5.13   Avaloncon Conference......................30
SECTION 5.14   List of Inventory.........................30

                           ARTICLE VI

                       CONDITIONS PRECEDENT

SECTION 6.1    Conditions to Each Party's Obligation to
               Effect the Closing........................30
SECTION 6.2    Conditions to Obligations of Buyer........31
SECTION 6.3    Conditions to Obligations of Seller.......31
SECTION 6.4    Frustration of Closing Conditions.........32


                           ARTICLE VII

                 TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1    Termination...............................32
SECTION 7.2    Effect of Termination.....................33
SECTION 7.3    Amendment.................................34
SECTION 7.4    Extension; Waiver.........................34

                           ARTICLE VIII

                    SURVIVAL; INDEMNIFICATION

SECTION 8.1    Survival..................................34
SECTION 8.2    Seller's Agreement to Indemnify...........35
SECTION 8.3    Buyer's Agreement to Indemnify............35
SECTION 8.4    Certain Limitations.......................36
SECTION 8.5    Notice and Opportunity to Defend..........36
SECTION 8.6    Insurance, Tax Benefits...................37

                            ARTICLE IX

                            DEFINITIONS


                             ARTICLE X

                           MISCELLANEOUS

SECTION 10.1   Further Assurances........................45
SECTION 10.2   Notices...................................46
SECTION 10.3   Severability..............................47
SECTION 10.4   Assignment; Binding Effect................47
SECTION 10.5   No Third Party Beneficiaries..............48
SECTION 10.6   Interpretation............................48
SECTION 10.7   Entire Agreement..........................48
SECTION 10.8   Governing Law.............................49
SECTION 10.9   Specific Performance......................49
SECTION 10.10  Counterparts..............................49
SECTION 10.11  Publicity.................................49
SECTION 10.12  Submission to Jurisdiction................50

                          ASSET PURCHASE AGREEMENT
                          ------------------------

      This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 3, 1998, by and among Monarch Avalon, Inc., a Delaware corporation ("Seller"), HIAC XII CORP., a Delaware corporation ("Buyer") and an indirect wholly-owned subsidiary of Hasbro, Inc., a Rhode Island corporation ("Hasbro"), and, to the extent set forth in Article IV hereof, Hasbro.

                  W I T N E S S E T H

      WHEREAS, Seller, among other things, is engaged in the development, manufacture, marketing and sale of games in a variety of media (the "Business"); and

      WHEREAS, pursuant to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets and rights of the Business (other than those specifically excluded as described in this Agreement), and to assume certain liabilities relating thereto;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS
                          AND ASSUMPTION OF LIABILITIES

      SECTION 1.1   Purchase and Sale.
                    -----------------

      (a) Assets.   In reliance on the representations, warranties, covenants
and agreements set forth in this Agreement and subject to paragraphs (c) and (d) of this Section 1.1 and to the other terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, in each case free and clear of all Liens, substantially all of the assets of the Business, including all of Seller's rights, title and interests in and to all of the properties, contracts, rights and other assets (of every kind, nature, character and description, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), that are exclusively used in the Business and are not set forth as "Assets Used in Printing Business or Publishing Business" in Section 1.1(a) of the Seller Disclosure Schedule (the "Assets"), including, without limitation, the following:

           (i) Any and all tools, dies, molds, plates, film, artwork, color reproductions, jigs, assembly line and test fixtures, rights to use all computer software and codes (such rights being subject to the Contracts listed in Section 1.1(a)(ii) of the Seller Disclosure Schedule), and files relating to interactive entertainment products, art objects for the creation and packaging of games (collectively, "Tooling"), supplies, raw materials, work-in-process and finished goods inventory that are exclusively used in the Business, including board game inventory returned after the Closing Date to Seller as described in Section 3.6 hereof;

           (ii) All rights and incidents of ownership of Seller in, to and under all contracts, option agreements, licenses and sublicenses related to the Intellectual Property (as defined below) currently, formerly or to be used exclusively in the Business (the "Contracts"), including the Contracts listed in
Section 1.1(a)(ii) of the Seller Disclosure Schedule;

           (iii) All customer and supplier lists pertaining exclusively to the Business;

           (iv)  All prepaid expenses pertaining exclusively to the Business;

           (v) Any and all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith:
(a) all patents and applications therefor, including docketed patent disclosures awaiting filing, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), inventions disclosures and improvements, all trade secrets, proprietary information, know-how, manufacturing, engineering and technical draw ings and specifications, processes, designs and technology; (c) all works of authorship, "moral rights", copyrights (including derivative works thereof), mask works, copyright and mask work registrations and applications therefor; (d) all trade names, trade dress, logos, product names, trademarks and service marks, trademark and service mark registrations and applications together with the good will of the business symbolized by the names and the marks; (e) all rights to use computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (f) Uniform Resource Locators, World Wide Web site addresses and domain names; (g) any similar, corresponding or equivalent rights to any of the foregoing; (h) all documentation related to any of the foregoing; and (i) all goodwill associated with any of the foregoing (collectively, the "Intellectual Property"), owned by Seller, that are used exclusively in the Business, including the Intellectual Property listed in Sections 1.1(a)(v), 3.7(a), and 3.7(c) of the Seller Disclosure Schedule;

           (vi) all works in progress relating to products in development for the Business by or on behalf of Seller;

           (vii) All of Seller's permits, licenses, approvals, consents and authorizations by any Governmental Entity (collectively, "Permits"), that are primarily used or held for use exclusively in the Business excluding those Permits solely limited to the conduct of the Business at the Seller's physical location in Baltimore, Maryland (the "Premises");

           (viii) Subject to Section 2.1, all of the Seller's books and records relating exclusively to the Business, including, without limitation, all product archives, quality records and engineering designs;

           (ix) Subject to Section 2.1, all of the Seller's other files, indices, market research studies, surveys, reports, analyses and similar information relating exclusively to the Business;

           (x) The goodwill of the Business in or arising from the Assets and the business represented thereby;

           (xi) All e-mail and Internet addresses used exclusively in the Business;

           (xii) All sales data, brochures, catalogues, literature, forms, mailing lists, art work, photographs and advertising material, in whatever form or media relating exclusively to the Business;

           (xiii) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of the Seller and pertaining to, or arising out of, the Assets or offsetting any Assumed Liabilities;

           (xiv)   The magazine known as "The General"; and

           (xv)    The activity known as "Avaloncon".

      (b) Instruments of Transfer. The sale, assignment, transfer and delivery of the Assets shall be effected by delivery by Seller and Buyer of the Bill of Sale.

      (c) Excluded Assets. Notwithstanding anything contained in paragraph (a) of this Section 1.1 to the contrary, the Assets shall not include any of the following (the "Excluded Assets"): (i) all rights that accrue or will accrue to Seller under this Agreement or the Related Agreements; (ii) all cash and cash equivalents; (iii) Seller's accounting systems and software; (iv) Seller's accounts receivable; (v) Seller's machinery, equipment (other than Tooling), furniture and fixtures; (vi) any Assets related to the game "Civilization," "Advanced Civilization," "Sid Meier's Civilization - Build an Empire to Stand the Test of Time," "Civilization Collectible Card Game," "Varient Trading Cards," "Western Expansion Kit," and "1830 Railroads and Robber Barons" in any media including but not limited to board games and computer games;(vii) the assets of the Publishing Business and the Printing Business including but not limited to those assets listed in Section 1.1(a) of the Seller Disclosure Schedule; (viii) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, mainte nance and existence of the Seller as a corporation; (ix) Seller's listing on the Nasdaq National Market and other documents relating to the organization and maintenance of such listing; (x) Seller's computer hardware; (xi) Seller's graphic arts equipment; (xii) all insurance policies maintained by the Seller; and (xiii) all Contracts and other assets listed in Section 1.1(c) of the Seller Disclosure Schedule. Subject to Section 5.5, Buyer reserves the right, in its sole discretion, to exclude from the Assets any Contract related to products which are not Material Products (as hereinafter defined) or Scheduled Products (as hereinafter defined) and the Assets associated therewith by notice to Seller.

      (d) Nonassignability. Anything contained in this Agreement or any Related Agreement to the contrary notwithstanding, neither this Agreement nor any Related Agreement shall constitute an assignment, transfer, sublicense or sublease of, or an agreement to assign, transfer, sublicense or sublease, any right, title or interest in, to or under any, contract, option agreement, license or sublicense, or any claim or right to any benefit arising thereunder or resulting therefrom, if an attempted assignment, transfer, sublicense or sublease thereof, without the consent or waiver of a third party thereto (including a Governmental Entity) would constitute a breach thereof or a violation of any Legal Requirement, or in any way adversely affect the rights of Buyer or Seller thereunder, unless and until such consent or waiver has been duly obtained or such assignment, transfer, sublicense or sublease has otherwise become lawful.

      SECTION 1.2 Assumed Liabilities. In reliance on the representations, warranties, covenants and agreements set forth in this Agreement and subject to the terms of this Agreement, at the Closing, and concurrently with the purchase described in Section 1.1 hereof, Buyer shall assume and be responsible for, and hereby agrees to pay, honor, discharge or perform in due course, the following liabilities and obligations of Seller in connection with the Business (the "Assumed Liabilities"):

      (a) All liabilities and obligations of Seller arising after the Closing Date under any Contracts assigned to Buyer pursuant to Section 1.1(a)(ii) that are set forth in Section 1.1(a)(ii) of the Seller Disclosure Schedule and not excluded by Buyer either on Section 1.1(c) of the Seller Disclosure Schedule or pursuant to the last sentence of Section 1.1(c).

      (b) All liabilities or obligations relating to the Business arising through acts or omissions of Buyer in conducting the Business after the Closing in respect of which a third-party seeks to hold Seller liable and to which there is no independent basis for Seller's liability with respect thereto.

      SECTION 1.3 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume and shall be deemed not to have assumed and be responsible for, and Seller shall be solely and exclusively liable and responsible for all debts, obligations, contracts or liabilities arising out of the conduct of the Business which are not Assumed Liabilities (the "Excluded Liabilities"), including without limitation the following illustrative examples:

      (a) All liabilities and obligations incurred in connection with or related to the Excluded Assets;

      (b) All liabilities and obligations for Taxes of Seller;

      (c) All liabilities and obligations whatsoever to any current or former employee of the Business, including without limitation, any liability or obligation that arises under any Plan, or any other employee benefit arrangement or policy, or under applicable law;

      (d) All attorneys', accountants', brokers' or finder's fees or other costs or expenses of Seller incurred in connection with this Agreement or the transactions contemplated hereby;

      (e) All liabilities, obligations and costs arising out of or relating to any product liability suit, action, claim or proceeding, whether for personal injury or property damages against Seller or any of its Affiliates relating to products sold or manufactured by or on behalf of, or services performed, by the Business prior to the Closing Date, whether a claim therefor is asserted before or after the Closing Date, and whether or not the claim is an indemnification claim by a licensor or other party to a contract against Buyer or its affiliates as assignee of Seller under a Contract, including liabilities, obligations and costs arising under or relating to any obligation to replace or repair a product sold or re-perform services performed or damages incurred to a product sold in the ordinary course of business;

      (f) All liabilities, obligations and costs of Seller and the Business from or relating to any Environmental Claim, Cleanup, Release or presence of any Hazardous Materials, or violation of any Environmental Law whether known or unknown;

      (g) All liabilities for accrued and current liabilities and accounts payable of the Business; and

      (h) All liabilities and obligations of Seller arising before the Closing Date under any Contracts (including, without limitation, all royalties accrued under any Contracts prior to the Closing Date even if payable after the Closing
Date) and all liabilities and obligations of Seller whenever arising under any other contracts or agreements including without limitation with respect to the magazine known as "The General" (including under Section 5.12 hereof) and the activity known as "Avaloncon" (including under Section 5.13 hereof).

      SECTION 1.4 Purchase Price. The purchase price for the Assets shall be $6,000,000 in cash (the "Purchase Price"), payable at the Closing in immediately available funds.

      SECTION 1.5 Closing. Subject to the terms and conditions of this Agreement, including satisfaction or waiver of all conditions as set forth in
Article VI, the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York on the second business day after the stockholders meeting called by Seller pursuant to Section 5.9 hereof, at which the holders of a majority of the outstanding stock of the Seller vote in favor of (and not against) the adoption of this Agreement and the change of name of the Seller to a name that shall not include the word "Avalon" ("Stockholder Approval").

      SECTION 1.6 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

      (a) the Bill of Sale;

      (b) the Other Instruments;

      (c) a certificate signed by the Chairman or President of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 6.1(b) and
6.2 and to the fact that at the stockholders meeting called by Seller pursuant to Section 5.9 hereof, the holders of a majority of the outstanding stock of the Seller voted in favor of (and not against) adoption of this Agreement and the sale of the Assets on the terms and conditions contemplated hereby;

      (d) opinion of Venable, Baetjer and Howard, LLP, counsel to Seller, dated the Closing Date, in form and substance reasonably acceptable to Buyer;

      (e) copies of the consents referred to in Section 5.1; and

      (f) all other documents, instruments and writings necessary to consummate the transaction contemplated hereby or expressly required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

      SECTION 1.7 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered) the following:

      (a) the Purchase Price, by wire transfer of $6,000,000 in immediately available funds to such bank account or accounts as shall be designated by Seller prior to the Closing;

      (b) the Bill of Sale;

      (c) a certificate signed by an authorized officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions specified in Sections 6.1(b) and 6.3; and

      (d) opinion of Phillip H. Waldoks, Senior Vice President-Corporate Legal Affairs and Secretary of the Buyer, dated the Closing Date, in form and substance reasonably acceptable to Seller;

      (e) all other documents, instruments and writings (including, if necessary, the Other Instruments) necessary to consummate the transactions contemplated hereby or expressly required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

                       ARTICLE II

                    RELATED MATTERS

      SECTION 2.1   Books and Records of the Business.
                    ---------------------------------

      (a) Seller agrees to deliver to Buyer or make available to Buyer, at or as soon as practicable after the Closing, as requested by Buyer, (i) all books and records of Seller to the extent such books and records relate exclusively to the Business and (ii) a copy of that portion of all other books and records that relate to the Business (in the case of each of (i) and (ii) above, including, but not limited to, correspondence, memoranda and the like). Notwithstanding the foregoing and except as otherwise provided in Section 2.1(b), Seller shall not be obligated to provide (i) any books and records that relate solely to, or
(ii) any distinct portion of any books and records that relate solely to, Seller as a whole or any businesses, divisions or Subsidiaries of Seller other than the Business.

      (b) For a period of two years and six months following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, (i) Seller shall retain all books and records relating to the Business that are integrated or non-separable from the books and records related to any businesses, divisions or Subsidiaries of Seller other than the Business and (ii) Buyer shall retain all other books and records of the Business, including, without limitation, all other such books and records of the Business required to be retained pursuant to obligations imposed by any Government Contract, statute, rule or regulation (such books and records of the Business collectively, the "Records").

      (c) For a period of two years and six months following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, or record retention requirements for Government Contracts, (i) each party hereto shall provide to duly authorized representatives of the other party and their Affiliates who wish to review any Records for bona fide business reasons reasonable access, during regular business hours, to (A) employees of such party, if any, who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records and (B) use of such party's copying facilities, clerical services and telephone in a reasonable manner at such other party's own expense and
(ii) neither Seller nor Buyer shall dispose of or destroy any Records within such period without written permission of the other.

                      ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows; provided, however, that notwithstanding any other provision of this Agreement, (i) Seller makes no repre sentation or warranty with respect to any Assets that do not pertain to the Material Products and/or the Scheduled Products and (ii) Seller makes no representation or warranty as to the sufficiency or adequacy under Delaware law of any Stockholder Approval obtained without or against the recommendation of the Board of Directors of Seller and to the extent that any such Stockholder Approval is determined by a Governmental Entity to be insufficient or inadequate under Delaware law such inadequacy or insufficiency shall not be considered a breach of any provision of this Agreement by the Seller:

      SECTION 3.1   Organization and Authority of Seller.
                    ------------------------------------

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Business properties owned, leased and operated by it and to carry on the operations of the Business as now being conducted by it. Seller is duly qualified and in good standing to do business in Maryland as a foreign corporation.

      (b) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements by Seller and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Seller and except for the Stockholder Approval, the filing of Articles of Amendment with the Secretary of State of Delaware with respect to the change of name of Seller and any related filing with the State Department of Assessments and Taxation of Maryland that are required to maintain Seller's qualification to do business in Maryland, no other corporate or stockholder action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. Seller represents and warrants that, on or prior to the date of this Agreement, the Board of Directors of Seller has deemed it expedient and for the best interests of Seller to enter into this Agreement and perform its obligations hereunder. Prior to or as of the date of this Agreement, the Board of Directors of Seller has adopted a resolution that it deems this Agreement expedient and for the best interests of the Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and when executed and delivered, each of the Related Agreements to be executed and delivered by Seller, will constitute, assuming, in each instance, due authorization, execution and delivery of this Agreement and the Related Agreements by Buyer, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      SECTION 3.2   Consents and Approvals:  No Violations.
                    --------------------------------------

      (a) Neither the execution and delivery of this Agreement or the Related Agreements by Seller nor the performance by Seller of its obligations hereunder and thereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller; (ii) except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule, to Seller's Knowledge, result in (with or without the giving of notice or lapse of time or both) a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, lease or any Contract or similar instrument or obligation to which Seller is a party, or by which any of the Assets pertaining to the Material Products (as hereinafter defined) or the Scheduled Products (as hereinafter defined) may be bound or
(iii) violate any order, injunction or decree of any Governmental Entity to which the Seller or the Assets or the Business is subject, or violate any statute, rule or regulation of any Governmental Entity to which Seller, the Assets or the Business is subject as of the date of this Agreement, the violation of which statute, rule or regulation will have a material adverse effect on the Assets or the Business or result in a material impairment of Seller's ability to perform its obligations under this Agreement ("Material Adverse Effect").

      (b) Except for the filing of Articles of Amendment with the Secretary of State of Delaware with respect to the change of name of Seller and any related filing with the State Department of Assessments and Taxation of Maryland referenced above, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Related Agreements by Seller or the performance by Seller of its obligations hereunder or thereunder.

      SECTION 3.3   Absence of Material Adverse Changes, etc.
                    ----------------------------------------

      Since April 30, 1998, (a) there has not been any material adverse change in the Assets (other than changes resulting from changes in general economic or financial conditions or changes affecting generally the industry in which the Business operates); (b) Seller has not suffered any loss or damage (whether or not covered by insurance) to the Assets that has resulted in, or is reasonably likely to have a Material Adverse Effect; and (c) Seller has not sold, disposed of, or otherwise transferred any Assets except in the ordinary course of business or as otherwise permitted by this Agreement.

      SECTION 3.4   Title; Properties and Assets Neces-sary for Conduct of
                    ------------------------------------------------------
Business.
--------

      (a) Section 3.4(a) of the Seller Disclosure Schedule contains a true and accurate list of all Tooling used exclusively in connection with the operation of the Business. Except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule, Seller owns the Assets related to the Material Products and has and shall deliver to Buyer, good, valid and marketable title to, all of such Assets, in each case, free and clear of all mortgages, pledges, security interests, liens (including Tax liens, except liens for taxes not yet due), charges, options or other encumbrances of any nature whatsoever (collectively, "Liens"). Except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule, to Seller's Knowledge, Seller owns the Assets related to the Scheduled Products and has and shall deliver to Buyer, good, valid and marketable title to, all of such Assets, in each case free and clear of all Liens.

      (b) The assets used in the Business and also used in the Printing
Business or Publishing Business are set forth on Section 1.1(a) of the Seller Disclosure Schedule. Other than the Excluded Assets, the Assets include all properties and assets necessary to permit the Business to be conducted as currently conducted. Other than the Excluded Assets, all of the assets used solely in the conduct of the Business are included in the Assets. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, all Tooling listed (or required to be listed) in Section 3.4(a) of the Seller Disclosure Schedule are usable and operable to manufacture the Material Products and the Scheduled Products in the ordinary course of business. Such items are sufficient to make each Material Product and each Scheduled Product (as defined below) in the quantities that such Material Products and Scheduled Products have been manufactured in the past or, if higher, in the quantities currently being manufactured.

      SECTION 3.5   Contracts, License Agreement and Sublicense Agreements.
                    ------------------------------------------------------

      Section 1.1(a)(ii) of the Seller Disclosure Schedule includes a complete and correct list of all Contracts, including all amendments thereto. True and complete copies of the Contracts and all written amendments thereto have been made available to Buyer for review. Seller is not a party to or bound by any oral Contracts. Except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule, to Seller's Knowledge, each such Contract pertaining to the Material Products (as hereinafter defined) or the Scheduled Products (as hereinafter defined) is in full force and effect and enforceable against the parties to each such Contract in accordance with their respective terms, and none of Seller, nor any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Seller or any other party thereto.

      SECTION 3.6 Inventory and Backlog. The inventories of Seller related to products currently manufactured in the Business consist of raw materials, goods in process and finished goods in merchantable condition that conform to applicable toy manufacturing standards and are saleable or usable in the ordinary course of business. The inventories of Seller shall include any and all board (but not computer) games that have been sold prior to the Closing that subsequently are returned to Seller in exchange for a credit in the form of a refund or, if applicable, in satisfaction of Seller's accounts receivable. No items included in inventories of Seller are or will be pledged as collateral or held by Seller on consignment from others.

      SECTION 3.7   Intellectual Property.  Sections 1.1(a)(v), 3.7(a) and 3.7
(c) of the Seller Disclosure Schedule contain a complete and correct list of all domestic and foreign trademarks, service marks, certification marks, collective marks, collective membership marks, copyrights, registrations and applications for registration for any of the foregoing, patents and applications therefor, trade secrets, trade names, service names, logos, and assumed names exclusively used in the Business. The foregoing, together with the royalty rights, rights of enforcement for both known and unknown past infringement, and licenses thereof and thereto, is a complete and correct list of all Intellectual Property that is required to conduct the Business as it is now conducted except Intellectual Property that is included in the Excluded Assets. With respect to all products which are identified as "Material Products" in Section 3.7(a) of the Seller Disclosure Schedule (the "Material Products") and except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule or as set forth in Section 1.1(a)(v) of the Seller Disclosure Schedule, all patents, trademarks and copyrights or applications or registrations for any of the foregoing included in the Intellectual Property are in the name of Seller or the Avalon Hill Game Company or the Avalon Hill Company, and Seller has the right to use, or where applicable, license or sublicense to others, the Intellectual Property pertaining to the Material Products with respect to products and services for which, and in the geographic areas where, such Intellectual Property pertaining to the Material Products is currently being used or where the applicable Contract permits such use. There are no pending or, to Seller's Knowledge, threatened claims challenging the validity of, or Seller's ownership and use in the Business of, any such Intellectual Property pertaining to all products of the Business which are identified as "Scheduled Products" in Section 3.7(c) of the Seller Disclosure Schedule (the "Scheduled Products") or Material Products. With respect to Material Products, all due and owed maintenance fees and renewal filings in connection with each such registration, issuance or application have been paid or filed, as the case may be. Except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule:
(a) with respect to all Material Products, Seller has not transferred ownership of, or granted any license of a right to use, or authorized the retention of any rights to use, any Intellectual Property pertaining to such Material Products to any other Person, and with respect to all Scheduled Products, to Seller's Knowledge, Seller has not transferred ownership of, or granted any license of a right to use, or authorized the retention of any rights to use, any Intellectual Property pertaining to such Scheduled Products to any other Person; (b) with respect to all Material Products, there are no present or future royalty obligations arising from the use of the Intellectual Property pertaining to such Material Products and with respect to all Scheduled Products, to Seller's Knowledge, there are no present or future royalty obligations arising from the use of the Intellectual Property pertaining to such Scheduled Products; (c) with respect to all Material Products, Seller has exclusive ownership and right to use the Intellectual Property pertaining to such Material Products, including all improvements thereon, and with respect to all Scheduled Products, to Seller's Knowledge, Seller has exclusive ownership and right to use the Intellectual Property pertaining to such Scheduled Products, including all improvements thereon. With respect to all Material Products or Scheduled Products, to Seller's Knowledge, except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule, neither the sale of such Material Products or Scheduled Products nor the use of the Intellectual Property pertaining to the Material Products or Scheduled Products in the Business as it is conducted currently or has been conducted in the past, (a) infringes upon or misappropriates the Intellectual Property of any Person; (b) violates the rights of any Person (including rights to privacy or publicity), or (c) constitutes unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in any Contract listed, or as otherwise set forth, in Section 1.1(a)(ii) of the Seller Disclosure Schedule, Seller has received no notice from any Person claiming that the sale of the Scheduled Products or the Material Products or the use of the Intellectual Property pertaining to the Scheduled Products or the Material Products infringes upon or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction, nor to Seller's Knowledge is there any basis therefor. With respect to all Material Products, Seller has used and will continue to use reasonable efforts to protect against infringement or misappropriation of the Intellectual Property included in the Assets and pertaining to the Material Products.

      SECTION 3.8 Litigation. As of the date of this Agreement, there is no claim, action or proceeding pending or, to Seller's Knowledge, threatened by or against Seller, that names Seller as a party, or to Seller's Knowledge, is otherwise by or before any Governmental Entity with respect to the Assets or the Business or that challenges the validity of this Agreement or the Related Agreements or the ability of Seller to perform its obligations hereunder or thereunder or to convey to Buyer good, valid and marketable title to the Assets. There is no outstanding order, judgment, injunction, award or decree of any Governmental Entity or any settlement agreement that names Seller as a party or, to Seller's Knowledge, is otherwise binding upon Seller or the Assets which affects the ownership, use or operation of the Business or the Assets.

      SECTION 3.9 Compliance with Applicable Law. Seller is in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business and its operations. All Permits required to conduct the Business (other than those limited to the conduct of the Business at the Premises) have been obtained, are in full force and effect and are being complied with in all material respects. Seller has had no correspondence with the Consumer Products Safety Commission since 1993 with respect to any product or any customer complaints regarding the safety of any product. Seller has made all requisite disclosures to the customs service or any applicable Governmental Entity, and such disclosures are in compliance with applicable law.

      SECTION 3.10 Taxes. All Tax Returns required to be filed by or with respect to Taxes of the Business are accurate in all material respects and have been filed in a timely manner (taking into account all lawful extensions of due dates) and all Taxes shown to be due on such filed Tax Returns have been paid.

      SECTION 3.11 Certain Fees. Seller shall be responsible for all fees and expenses of any financial advisor employed by Seller in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

      SECTION 3.12 Financial Statements. The financial statements contained in Seller's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998 (the "Financial Statements") have been prepared in accordance with U.S. generally accepted accounting principles, subject, in the case of interim financial statements, to normal accounting year-end adjustments, none of which will be material, in each case applied on a consistent basis from period to period, except as disclosed in the notes to such financial statements. The Financial Statements fairly present the financial condition of Seller at the respective dates thereof and the results of the operations of the Seller, for the periods then ended, subject, in the case of interim financial statements, to normal accounting year-end adjustments, none of which will be material.

      SECTION 3.13 Business Relations. Section 3.13 of the Seller Disclosure Schedule contains a list of the ten largest customers and ten largest suppliers of the Business. To Seller's Knowledge, its relations with the customers and suppliers of the Business are good.

      SECTION 3.14 Warranties Section 3.14 of Seller Disclosure Schedule sets forth (i) the text of all product warranties issued by Seller in relation to products of the Business that are still in effect as of the date hereof and (ii) a summary of all asserted warranty or consumer product claims related to the Assets since December 31, 1996.

      SECTION 3.15 Disclosure. This Agreement and the certificates and other agreements to be furnished on the Closing Date to Buyer by or on behalf of Seller pursuant hereto, to Seller's Knowledge, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

                       ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND HASBRO

      Each of Buyer and Hasbro represents and warrants to Seller as follows:

      SECTION 4.1   Corporate Organization and Authority.
                    ------------------------------------

      (a) Each of Buyer and Hasbro is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

      (b) Each of Buyer and Hasbro has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements by each of Buyer and Hasbro and the performance by each of Buyer and Hasbro of its respective obligations hereunder and thereunder have been duly and validly authorized by the Boards of Directors of Buyer and Hasbro and no other corporate or stockholder action on the part of Buyer or Hasbro is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement has been duly executed and delivered by each of Buyer and Hasbro and constitutes, and when executed and delivered each of the Related Agreements to be executed and delivered by each of Buyer and Hasbro will constitute, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by Seller, a valid and binding obligation of each of Buyer and Hasbro, enforceable against each of Buyer and Hasbro in accordance with its terms.

      SECTION 4.2   Consents and Approvals:  No Violations.
                    --------------------------------------

      (a) Neither the execution and delivery of this Agreement or the Related Agreements by either Buyer or Hasbro nor the performance by either Buyer or Hasbro of its obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of either Buyer or Hasbro; or (ii) violate any order, in junction, decree, statute, rule or regulation of any Governmental Entity to which either Buyer or Hasbro is subject.

      (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Related Agreements by Buyer or the performance by Buyer of their obligations hereunder and thereunder.

      SECTION 4.3 Litigation. As of the date hereof, there is no claim, action or proceeding pending or, to the knowledge of Buyer or Hasbro, threatened against Buyer or Hasbro that challenges the validity of this Agreement or the Related Agreements, or the ability of either Buyer or Hasbro to perform its respective obligations hereunder or thereunder, by or before any Governmental Entity.

      SECTION 4.4 Certain Fees. Neither Buyer, Hasbro, nor any of their respective Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

      SECTION 4.5 Disclosure. This Agreement and the certificates and other agreements to be furnished on the Closing Date to Seller by or on behalf of Buyer pursuant hereto, to Buyer's Knowledge, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                                    COVENANTS

      SECTION 5.1 Consents; Assignments. Subject to Section 5.9, Seller shall use its Best Efforts (as hereinafter defined) to take or cause to be taken all action, to do or cause to be done, and Buyer shall assist and cooperate with Seller in doing, all things necessary, proper or advisable under applicable laws and regulations to obtain any consent, approval or amendment required to novate and/or assign all agreements and licenses relating to the Material Products and the Scheduled Products. Seller will reasonably cooperate with Buyer to obtain any consent, approval, or amendment required to novate and/or assign all agreements and licenses relating to Assets that do not pertain to the Material Products or Scheduled Products.

      SECTION 5.2 Allocation of Purchase Price. Buyer and Seller shall agree to the allocation of the Purchase Price and the Assumed Liabilities (other than contingent liabilities) among the Assets to be purchased hereunder (the "Allocation"), which Allocation shall be mutually agreed upon by Buyer and Seller as soon as practicable after the Closing Date. The Allocation shall be made in accordance with section 1060 of the Code and applicable Treasury Regulations. Each of Seller and Buyer shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iii) take no position, and cause its Affiliates to take no posi tion, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

      SECTION 5.3 Agreement Not to Compete or Solicit. In order to assure Buyer the complete benefit of the ownership of the Assets and the Business, Seller covenants that, for a period of three full years after the Closing Date, neither Seller or any of its Affiliates, shall: (i) engage in a business similar to that of the Business as of the date of this Agreement (a "Competing Business"), anywhere in the world whether such engagement shall be as owner, partner, agent, consultant or shareholder (except as the holder of not more than two percent (2%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto); (ii) solicit the employment of or hire any person while such person is in the employ of Buyer or its Affiliates; (iii) solicit any Person who is a customer of the Business at the Closing Date for purposes of selling to such customer any product that competes with any product made by the Business as of the Closing Date; (iv) induce or attempt to induce any individual, business, corporation, firm, partnership or other business entity that is a customer or supplier to Buyer or any distributor or seller of products of Buyer, or that is otherwise a contracting party with Buyer, to terminate or otherwise adversely change or cancel any written or oral agreement with Buyer; or (v) assist any other Person to be so engaged; provided, however, that nothing in this Agreement shall prevent Seller or any of its Affiliates, with respect to entities involved in Competing Businesses ("Competing Entities") or with respect to products that compete with the types of products made by the Business ("Competing Products"), from (1) licensing any Intellectual Property not included in the Assets, including but not limited to the name "Girl's Life," to any Competing Entity or for use in connection with Competing Products; (2) exclusively in connection with the Publishing Business, the Printing Business or the retail sale of games, accepting advertising or other promotions regarding Competing Entities or Competing Products; (3) exclusively in connection with the Publishing Business, the Printing Business or the retail sale of games, endorsing Competing Products; or (4) exclusively in connection with the Publishing Business, the Printing Business or the retail sale of games, selling Competing Products to consumers by mail order or otherwise and provided further, that this Section 5.3 shall not apply to and shall in no way limit Seller's activities in connection with the sale of Returned Computer Products (as hereinafter defined) through December 31, 1998 or the products, Contracts and Assets listed in Section 5.3 of the Seller Disclosure Schedule. Seller acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 5.3 are fair and reasonably required for the protection of Buyer. In the event that any of the provisions of this Section 5.3 relating to the geographic areas of restriction or the periods of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. Seller acknowledges that any breach of its obligations under this Section 5.3 or
Section 5.4 may result in irreparable injury to Buyer, for which Buyer may not have an adequate remedy at law. In the event of any such breach, Buyer may, in its sole discretion and in addition to any other remedies available to it, bring an action or actions against Seller for injunctive relief, specific performance or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

      SECTION 5.4 Nondisclosure of Proprietary Data. Subject to the Confidentiality Agreement, dated February 23, 1998, between Hasbro and Seller (the "Confidentiality Agreement"), the terms of which Confidentiality Agreement continue in full force and effect, Seller agrees that neither it, nor any of its Affiliates or representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, without limitation, any customer list, record or financial information constituting a trade secret) concerning the Business that Seller, or any of its representatives or Affiliates may have learned as a shareholder, officer, director or employee of the Seller, unless such information has become generally available and known to the public other than as a result of a prohibited disclosure by Seller or any of its representatives or Affiliates. Subject to the Confidentiality Agreement, Buyer agrees that until the Closing is completed, neither it, nor any of its Affiliates or representatives shall, at any time, make use of, divulge, or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, without limitation, any customer list, record or financial information constituting a trade secret) concerning the Business that Buyer, or any of its representatives or Affiliates may have learned in connection with this Agreement and the transactions contemplated herein, unless such information has become generally available and known to the public other than as a result of a prohibited disclosure by Seller or any of its representatives or Affiliates.

      SECTION 5.5 Investigation by Buyer. Until the Closing Date, Buyer, through its agents and employees, may conduct such investigation of the Business and the financial and legal condition of the Business and the Seller as Buyer may reasonably determine. During the course of such investigation, Seller agrees to use reasonable efforts to cause the facilities, books, records, personnel, accountants, distributors, sales representatives and agents of Seller to be made available for review or interviews, as the case may be, by such agents and employees of Buyer during normal business hours on reasonable notice, and to provide or cause to be provided to Buyer such other information with respect to the Business as Buyer shall reasonably request including without limitation, providing to Buyer copies of the Contracts; provided, however, that such requests shall not unreasonably interfere with the normal operations of Seller. Buyer shall, no later than the date of the distribution of definitive proxy materials prepared in connection with obtaining the Stockholder Approval, provide Seller a list of Contracts, if any, to be excluded pursuant to the last sentence of Section 1.1(c), and such Contracts and the Assets related thereto shall be deemed added to Section 1.1(c) of the Seller Disclosure Schedule and
Section 5.3 of the Seller Disclosure Schedule.

      SECTION 5.6 Preservation of Business. Between the date hereof and the earlier of the termination of this Agreement or the close of business on the Closing Date, except as otherwise agreed to in writing by Buyer:

      (a) Seller will maintain, preserve and insure the Assets consistent with past practices in the ordinary course of business;

      (b) Seller will comply with all applicable Legal Requirements, the compliance with which is required for consummation of the transactions contemplated by this Agreement;

      (c) Seller will conduct the Business only in the ordinary course; provided, however, Seller is not (i) required to continue any research and development or marketing and sales activities (including attendance at trade shows, advertising or other promotions) pertaining to the Business whether or not such activities are in progress or planned as of the date of this Agreement or have been conducted in the past, (ii) restricted from terminating personnel, whether contractors or employees of Seller, who are employed in research and development, manufacturing, marketing or sales activities or any other area of the Business, (iii) required to replace board game inventory disposed of in the ordinary course of business in accordance with past practice and (iv) permitted to produce additional computer game inventory;

      (d) Except as expressly provided in Section 5.6(f) of the Seller Disclosure Schedule, Seller will not transfer, lease or otherwise dispose of any of the Assets or the Business other than inventory in the ordinary course of business, except that the sale of board games shall be in quantities and at prices not below its price list in effect in February 1998, less ordinary and customary discounts and promotions, all in accordance with past practices and in no event shall any board game inventory be sold at "close out" prices or quantities; provided, however, that Seller is permitted to offer face value certificates for board or computer game inventory to subscribers of "The General" in exchange for the termination of Seller's obligations under its subscription agreements with such subscribers;

      (e) Seller will use reasonable efforts to preserve and protect all Permits; and

      (f) Seller will not enter into, amend, or undertake Contracts or obligations with respect to the Business, except with respect to the Excluded Assets, or, to Seller's Knowledge, permit, by waiver or by failing to take any action within their control, any ownership or other rights in or to the Assets to lapse or become void or unenforceable, except that Seller shall terminate or cancel, at Seller's expense, the Contracts listed on Section 5.6(f) of the Seller Disclosure Schedule as soon as practicable after the date hereof.

      SECTION 5.7 Buyer's Responsibility. Buyer shall be responsible for the transportation of the Assets at its own expense to the locations that Buyer shall designate in Rhode Island or Massachusetts on or following the Closing. Buyer and Seller shall each be responsible for one half (1/2) of all transfer taxes, if any, imposed upon the transfer of the Assets. Each party shall execute and deliver to the other at Closing all applicable and properly completed blanket sales/use tax exemption certificates as any party may reasonably request and prepare, including, but not limited to, blanket sale for resale exemption certificates for the transfer of inventory purchased by Buyer for resale.

      SECTION 5.8 Notice to Vendors and Suppliers. Seller hereby agrees to notify each vendor (including, without limitation, advertising agencies, warehousemen and moldmakers),supplier and other Persons other than Seller or Seller's employees who are in possession of any Assets advising such vendor, supplier or other Persons that, as of the Closing Date, the Assets will be owned by Buyer and shall be treated from and after the Closing Date in accordance with instructions from Buyer.


      SECTION 5.9 Seller Stockholders Meeting. Seller shall call and hold a meeting of its stockholders as promptly as reasonably practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and obtaining the Stockholder Approval. Such obligation shall exist irrespective of the presence of a Competing Proposal (as defined below). Subject to Section 5.10(c), Seller, through its Board of Directors, shall recommend that Seller stockholders vote in favor of the adoption of this Agreement and obtaining the Stockholder Approval and shall otherwise use its Best Efforts to solicit from its stockholders proxies in favor of such matters and to obtain the Stockholder Approval, provided that such Best Efforts obligations shall require Seller to engage a proxy solicitation firm in reasonable, ordinary and customary activity commensurate with the size of Seller and the nature of the solicitation, but not to incur extraordinary effort or expense.

      SECTION 5.10 No Shopping; Competing Proposal. (a) Between the date hereof and the Closing Date, Seller shall not, directly or indirectly, through any subsidiary, director, officer, employee, advisor, agent or otherwise, except in connection with the acquisition contemplated hereby, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or of the Business, or any equity interest in, Seller or any business combination involving Seller (a "Transaction"), or participate in any negotiation regarding, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Transaction, and (ii) except in the ordinary course of business or with the prior written consent of Buyer, disclose, directly or indirectly, to any person any information concerning Seller's business and books or records of Seller. Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any Transaction.

      (b) Notwithstanding the provisions of 5.10(a), nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended.

      (c) If, after the date hereof, (i) Seller receives a bona fide, fully financed competing offer to enter into a Transaction (a "Competing Proposal") and Buyer does not offer to revise the terms of this Agreement to provide terms more favorable (from the point of view of a reasonable company in the same position as Seller), (ii) Ferris, Baker Watts, Incorporated of Baltimore, Maryland or another financial advisor of comparable standing provides a written opinion to the Board of Directors of Seller that the Competing Proposal is supe rior from a financial point of view to the transaction contemplated by this Agreement, and (iii) Seller determines, with the advice of counsel, that its failure to recommend such Competing Proposal would constitute a breach of fiduciary duty, then Seller may withdraw the recommendation provided for in the last sentence of Section 5.9 without any effect on Seller's obligation as set forth in the first sentence of Section 5.9 hereof.

      Section 5.11 Accounts Receivable of Seller and Returns of Inventory. From and after the Closing, Buyer will reasonably cooperate with Seller in the collection of Seller's accounts receivable related to the conduct of the Business prior to the Closing. Any accounts receivable of Seller paid to Buyer shall be promptly paid over by Buyer to Seller. Any accounts receivable of Buyer paid to Seller shall be promptly paid over by Seller to Buyer. All inventory of computer games sold by Seller before the Closing Date and returned to Seller after the Closing Date ("Returned Computer Products") shall be the property of Seller, and Seller shall have the right to resell the Returned Computer Products for its own account through December 31, 1998. Seller shall maintain its technical support services for its computer games, including, without limitation, the Returned Computer Products, for so long as shall be necessary in the reasonable discretion of the Seller.


      SECTION 5.12 Termination of Publication of The General. Between the date hereof and the Closing, Seller shall terminate publication of the magazine known as "The General" and Seller shall retain sole responsibility for all expenses in connection therewith including returns or cancellations of subscriptions, subject to Section 5.6(d).

      SECTION 5.13 Avaloncon Conference. Seller shall be responsible for conducting the conference known as "Avaloncon" in August of 1998 and shall be responsible for any and all expenses in connection therewith. Seller shall be under no obligation to conduct "Avaloncon" after August of 1998.

      SECTION 5.14 List of Inventory. Seller hereby agrees to provide Buyer with a list of the audited inventory for the Business as of April 30, 1998, which list shall be updated on an unaudited basis by Seller as of the date hereof and as of the date of Closing and delivered to Buyer as soon as practicable following the date hereof and the date of Closing, respectively.

                                ARTICLE VI

                           CONDITIONS PRECEDENT

      SECTION 6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

      (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

      (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Closing, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect, as applicable; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

      SECTION 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is further subject to satisfaction or waiver of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Seller set forth herein shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.

      (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

      (c) Consents. All consents, permits and approvals in connection with Contracts related to Material Products that may be required in connection with the performance by Seller of its obligations under this Agreement or the continuance of such Contracts related to Material Products with Buyer after the Closing shall have been obtained.

      SECTION 6.3  Conditions to Obligations of Seller. The obligation of
Seller to effect the Closing is further subject to satisfaction or waiver of the following conditions:

      (a) Representations and Warranties. The representations and warranties of each of Buyer and Hasbro set forth herein shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "Material Adverse Effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.

      (b) Performance of Obligations of Buyer and Hasbro. Each of Buyer and Hasbro shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

      SECTION 6.4 Frustration of Closing Conditions. Subject to Section 5.10, neither Buyer nor Seller may rely on the failure of any condition set forth in
Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use Best Efforts to consummate the Closing and the other transactions contemplated by this Agreement, as required by and subject to Section 5.1.

                      ARTICLE VII

           TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Stockholder Approval:

      (a) by mutual written consent of Buyer and Seller;

      (b) by either Buyer or Seller:

           (i) if the Closing shall not have been consummated by December 31, 1998, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such time;

           (ii)if the Stockholder Approval shall not have been obtained at a stockholders meeting duly convened therefor or at any adjournment or postponement thereof; or

           (iii) if any Restraint having any of the effects set forth in
 Section 6.1(b) shall be in effect and shall have become final and nonappealable.

      (c) by Buyer, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.2(a), (b) or (c);

      (d) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.3(a) or (b); or

      (e) by Buyer, if a Competing Proposal is submitted to Seller's stockholders.

      SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer or Seller, other than the provisions of Section 3.11, Section 4.4, Section 5.4, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 7.1(b)(ii) or Buyer pursuant to Section 7.1 (e), Seller shall pay within twenty (20) business days of such termination to Buyer $1,000,000 in immediately available funds.

      SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Stockholder Approval provided, however, that after any such approval, there shall not be made any material amendment that would require the further approval of such stockholders unless such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 7.4 Extension; Waiver. At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and neither shall the failure to insist upon strict compliance with such term or provision operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                      ARTICLE VIII

               SURVIVAL; INDEMNIFICATION

      SECTION 8.1 Survival. The parties hereto agree that (i) the covenants and agreements contained in this Agreement and the representations and warranties contained in Sections 3.1, 3.4, 3.11, 4.1 and 4.4 shall survive until six years following the Closing Date, (ii) the representations and warranties contained in Sections 3.9 and 3.10 shall survive until 90 days after the expi ration of the applicable statute of limitations with respect to the subject matter thereof, and (iii) the representations and warranties contained in
Article III (other than Sections 3.1, 3.4, 3.9, 3.10 and 3.11) and Article IV (other than Sections 4.1 and 4.4) shall survive until March 31, 2001. If notice of a claim for indemnification pursuant to this Article VIII is given with respect to any representation or warranty prior to the applicable expiration date set forth in this Section 8.1, such representation or warranty shall survive indefinitely only for the purpose of such claim until such claim is finally resolved.

      SECTION 8.2 Seller's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns ("Buyer Indemnified Parties") from and against all Damages as a result of or arising out of (i) a breach of any representation or warranty contained in
Article III of this Agreement, (ii) the breach of or failure to perform any covenant or agreement of Seller contained herein or in the Related Agreements,
(iii) except as otherwise expressly provided herein, any and all liabilities and obligations other than Assumed Liabilities, including any pending or threatened legal proceedings listed or described in or set forth in the Seller Disclosure Schedule and all other Excluded Liabilities and (iv) any failure of Seller to comply with applicable bulk sales laws (in consideration of which indemnification obligation Buyer hereby waives compliance by Seller with any applicable bulk sales laws).

      SECTION 8.3 Buyer's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller, and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns ("Seller Indemnified Parties") from and against all Damages as a result of or arising out of (i) a breach of any representation or warranty contained in
Article IV of this Agreement, (ii) the breach of or failure to perform any cove nant or agreement of Buyer contained herein or in the Related Agreements, (iii) the Assumed Liabilities or (iv) any reasonable legal fees and expenses payable by Seller to defend a claim that any action taken by Seller in conformity with the terms of this Agreement in connection with the approval of this Agreement is in contravention of (a) Section 271 of the Delaware General Corporation Law or
(b) Delaware law as expressed in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986) and its progeny.

      SECTION 8.4 Certain Limitations. Notwithstanding anything to the contrary contained herein, no indemnification shall be available to Indemnified Parties for Damages arising solely from the provisions of Section 8.2(i) or
Section 8.3(i) until the aggregate amount of such Damages exceeds $100,000 (the "Claims Deductible"), respectively, and then to the full extent of such Damages; and in no event shall each Indemnifying Party's indemnification obligations arising solely from the provisions of Section 8.2(i) or Section 8.3(i) exceed the Claims Cap (as hereinafter defined). The indemnification provided for in
Section 8.3(iv) shall not exceed $400,000 in the aggregate.

      SECTION 8.5 Notice and Opportunity to Defend. If an event occurs that entitles a Buyer Indemnified Party or a Seller Indemnified Party (together, an "Indemnified Party"), or that an Indemnified Party believes entitles it, to indemnification pursuant to this Article VIII, the Indemnified Party shall notify the party from which indemnification is sought (the "Indemnifying Party") within 20 days of the Indemnified Party's discovery or receipt of notice of such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure; and provided further, however, that the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any out-of-pocket expenses incurred in connection with a claim prior to the receipt of notice of a claim for indemnification. In case of a claim by a third party, the Indemnifying Party shall have the right to undertake, conduct and control the defense thereof by so notifying the Indemnified Party in writing. If the Indemnifying Party provides written notice to the Indemnified Party that it elects to defend such claim, the Indemnifying Party shall be obligated to defend such claim, at its own expense and by counsel chosen by it and reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party elects to provide the defense of such claim pursuant to this Section 8.5, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense of such claim and shall be entitled to full access to information with respect thereto and to participate in the defense thereof at its own cost and expense. Whether or not the Indemnifying Party elects to provide the defense of such claim pursuant to this Section 8.5, any compromise, settlement or offer of settlement of such claim by Indemnifying Party or Indemnified Party shall require the prior written consent of the Indemnified Party or the Indemnifying Party, as the case may be, which consent shall not be unreasonably withheld. If the Indemnifying Party does not elect to defend any such claim, it shall nevertheless have the right of full access to information with respect thereto and to participate in such defense at its sole cost and expense and shall remain liable for any indemnification obligations pursuant to this Agreement.

      SECTION 8.6 Insurance, Tax Benefits. Any calculation of Damages for purposes of indemnification pursuant to this Article VIII shall be net of (a) any Tax Benefit (as hereinafter defined) to the Indemnified Party arising from such Damages and (b) any insurance reimbursement in respect of Damages actually received by the Indemnified Party.


                       ARTICLE IX

                      DEFINITIONS

      For the purposes of this Agreement, the following terms shall have the following respective meanings:


      "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act (as hereinafter defined).

      "Agreement" has the meaning set forth in the preamble hereto.

      "Allocation" has the meaning set forth in Section 5.2 hereof.

      "Assets" has the meaning set forth in Section 1.1(a) hereof.

      "Assumed Liabilities" has the meaning set forth in Section 1.2 hereof.

      "Bill of Sale" means the duly executed bill of sale, in the form to be agreed to by Seller and Buyer, that each shall deliver effecting the sale, assignment, transfer and delivery of the Assets.

      "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use such Best Efforts under this Agreement does not require the Person subject to that obligation to take actions (i) that would result in a materially adverse change in the benefits to such Person under this Agreement and the Related Agreements and the transactions contemplated herein and therein or (ii) that would require a substantial expenditure which was disproportionate to the benefit to be obtained.

      "Business" has the meaning set forth in the Preamble.

      "Buyer" has the meaning set forth in the preamble hereto.

      "Buyer Indemnified Parties" has the meaning set forth in Section 8.2 hereof.

      "Buyer's Knowledge" means the actual knowledge of any officer of the Buyer and/or member of the Board of Directors of Buyer, after due inquiry.

      "Claims Cap" means (i) for claims made on or after the Closing Date and on or before December 31, 1999, $4 million; (ii) for claims made on or after January 1, 2000 and on or before December 31, 2001, $3 million; and (iii) for claims made on or after January 1, 2002, $2 million; provided, however, that the Claims Cap for an Indemnifying Party for each of the foregoing periods shall be reduced by any amounts actually paid by such Indemnifying Party in satisfaction of its indemnification obligations arising solely from the provisions of Section 8.2(i) or Section 8.3(i).

      "Claims Deductible" has the meaning set forth in Section 8.4 hereof.

      "Cleanup" means all actions required to: (1) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

      "Closing" means the closing of the transactions contemplated by this Agreement.

      "Closing Date" means the date of the Closing.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Competing Business" has the meaning set forth in Section 5.3 hereof.

      "Competing Entities" has the meaning set forth in Section 5.3 hereof.

      "Competing Products" has the meaning set forth in Section 5.3 hereof.

      "Competing Proposal" has the meaning set forth in Section 5.10(c) hereof.

      "Confidentiality Agreement" has the meaning set forth in Section 5.4 hereof.

      "Contracts" has the meaning set forth in Section 1.1(a)(ii) hereof.

      "Damages" means all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any Indemnified Party.

      "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by Seller, or (b) circumstances forming the basis of any violation of any Environmental Law.

      "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Excluded Assets" has the meaning set forth in Section 1.1(c) hereof.

      "Excluded Liabilities" has the meaning set forth in Section 1.3 hereof.

      "Financial Statements shall have the meaning set forth in Section 3.12 hereof.

      "Government Contract" means a mutually binding legal relationship obligating Seller to furnish supplies or services and a government or government agency to pay for them, including all types of commitments that obligate the federal government of the United States to an expenditure of appropriated funds and that, except as otherwise authorized, are in writing. In addition to bilateral instruments, "Government Contract" includes (but is not limited to) awards and notices of awards; job orders or task letters issued under basic ordering agreements; letter contracts; orders, such as purchase orders, under which the contract becomes effective by written acceptance or performance; and bilateral contract modifications.

      "Governmental Entity" means any foreign, United States, state or local governmental entity or municipality or subdivision thereof or court, tribunal, commission, board, bureau, agency or legislative, executive, governmental or regulatory authority or agency.

      "Hasbro" has the meaning set forth in the preamble hereto.

      "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

      "Indemnified Party" has the meaning set forth in Section 8.5 hereof.

      "Indemnifying Party" has the meaning set forth in Section 8.5 hereof.

      "Intellectual Property" has the meaning set forth in Section 1.1(a)(v) hereof.

      "Legal Requirement" means all applicable laws, statutes, ordinances, orders, rules, regulations or requirements.

      "Liens" has the meaning set forth in Section 3.4(a) hereof.

      "Material Adverse Effect" has the meaning set forth in Section 3.2 hereof.

      "Material Products" has the meaning set forth in Section 3.7 hereof.

      "Other Instruments" means such duly executed, good and sufficient instruments of conveyance, transfer and assignment, other than the Bill of Sale, as shall be reasonably required by Buyer and its counsel and as shall be necessary to convey to Buyer all of Seller's rights, title and interests in and to the Assets.

      "Permits" has the meaning set forth in Section 1.1(a)(vii) hereof.

      "Person" means and includes any natural person, firm, individual, partnership, joint venture, company, corporation, business trust, trust, association, unincorporated organization or a Governmental Entity.

      "Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by either Seller or any ERISA Affiliate for the benefit of any employee or terminated employee of either Seller or any ERISA Affiliate, whether formal or informal.

      "Premises" has the meaning set forth in Section 1.1(a)(vii) hereof.

      "Printing Business" means the provision of commercial printing and graphic arts services to third party customers and the manufacture of envelopes.

      "Publishing Business" means the development, editing, marketing, publishing, solicitation of advertising for, printing, distribution and sale of magazines and similar periodicals, and the sale of products through any ongoing magazines or similar periodicals of intended circulation in excess of 1,000 Persons including, but not limited to, "Girl's Life" Magazine, but the "Publishing Business" shall in all events exclude "The General".

      "Purchase Price" has the meaning set forth in Section 1.4 hereof.

      "Records" has the meaning set forth in Section 2.1(b) hereof.

      "Related Agreements" means those other agreements and instruments required to be executed or delivered pursuant to this Agreement.

      "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

      "Restraints" has the meaning set forth in Section 6.1(b) hereof.

      "Scheduled Products" has the meaning set forth in Section 3.7 hereof.

      "Seller" has the meaning set forth in the preamble hereto.

      "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer substantially concurrently with the execution and delivery by Seller of this Agreement.

      "Seller Indemnified Parties" has the meaning set forth in Section 8.3 hereof.

      "Seller's Knowledge" means the actual knowledge of any executive officer of the Seller after due inquiry and/or the actual knowledge of any outside member of the Board of Directors of Seller listed on Seller's Form 10-KSB for the fiscal year ended April 30, 1998.

      "Stockholder Approval has the meaning set forth in Section 1.5 hereof.

      "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      "Tax Benefit" shall mean the present value of any net reduction or increase in Taxes attributable to any loss, deduction (including any positive or negative changes in any depreciation or amortization deductions arising from any adjustments to the basis of assets, including any adjustments to purchase price arising from indemnification payments), credit or similar item for any Tax purpose. The amount of any Tax Benefit shall be calculated (i) using the Indemnified Party's actual effective tax rate for federal, state and local Tax purposes at the time the indemnification payment is made; (ii) with the assumption that all Tax Benefits will be utilized by the Indemnified Party at the first time that such Tax Benefits are allowable under the applicable Tax law in existence at the time the indemnification payment is made; and (iii) using the mid-term applicable federal rate for the month in which this indemnification payment is made as published by the Internal Revenue Service in the Internal Revenue Bulletin.

      "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, including customs duties, fees, penalties or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes.

      "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

      "Tooling" has the meaning set forth in Section 1.1(a)(i) hereof.

      "Transaction" has the meaning set forth in Section 5.10 hereof.

                       ARTICLE X

                     MISCELLANEOUS

      SECTION 10.1 Further Assurances. From time to time after the Closing Date, at the request of any party hereto and at the expense of such party, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby and by the Related Agreements.

      SECTION 10.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, or (c) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

      If to Buyer, to:

           HIAC XII CORP.
           c/o Hasbro, Inc.
           1027 Newport Avenue
           Pawtucket, RI  02862
           Fax:  (401) 727-5121
           Attention:  Harold P. Gordon
                       Vice-Chairman

      with a copy to:


           Hasbro, Inc.
           32 West 23rd Street
           New York, New York 10010
           Fax:  (212)741-0663
           Attention:  Phillip H. Waldoks
                       Senior Vice President-Corporate
                         Legal Affairs and Secretary

      with a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York 10022-9931
           Fax:  (212) 735-2000
           Attention:  Thomas H. Kennedy, Esq.

      If to Seller, to:

           Monarch Avalon, Inc.
           4517 Harford Road
           Baltimore, Maryland 21214
           Fax:(410) 254-0991
           Attention: Eric Dott

      with a copy to:

           Venable, Baetjer and Howard LLP
           1800 Mercantile Bank and Trust Building
           2 Hopkins Plaza
           Baltimore, Maryland 21201
           Fax: (410)244-7742
           Attention: Neal D. Borden, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

      SECTION 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the par ties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

      SECTION 10.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto, except that Buyer may assign any or all of its rights hereunder to Hasbro, Inc. or to a subsidiary of Hasbro, Inc. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      SECTION 10.5 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

      SECTION 10.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

      The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

      SECTION 10.7 Entire Agreement. This Agreement, together with the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the exhibits and other documents referred to herein or delivered pursuant hereto that form a part hereof, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or either of them with respect to the subject matter hereof.

      SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

      SECTION 10.9 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

      SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      SECTION 10.11 Publicity. No press release or announcement concerning the existence of this Agreement or transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except that in the event that any party shall deem such release or announcement to be required by law, rule or regulation (including applicable Federal and State securities laws, rules and regulations and applicable stock exchange or Nasdaq rules) the party making the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

      SECTION 10.12 Submission to Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.
Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any party with respect hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                          MONARCH AVALON, INC.


                          By: /S/ A. ERIC DOTT
                              ------------------
                              Name: A. Eric Dott
                              Title: Chairman

                          HIAC XII CORP.


                          By: /S/ HAROLD P. GORDON
                              -----------------------
                              Name:  Harold P. Gordon
                              Title:  Executive Vice
                                      President

           Hasbro, Inc. hereby accepts and agrees to the terms of this Agreement as set forth in Article IV and hereby guarantees the obligations of HIAC XII CORP. under this Agreement. Hasbro, Inc. hereby acknowledges that
           Monarch Avalon, Inc. may proceed directly against Hasbro, Inc. in the event of nonperformance by HIAC XII CORP. of any obligation hereunder.

                          HASBRO, INC.


                          By: /S/ HAROLD P. GORDON
                              ----------------------
                              Name: Harold P. Gordon
                              Title: Vice Chairman

                                                      ANNEX B

                                            Ferris, Baker Watts, Incorporated
                                            Investments
                                            Member NYSE, SIPC
                                            100 Light Street
                                            Baltimore, Maryland 21202
                                            (410) 685-2600


                                             July 9, 1998

Board of Directors
Monarch Avalon, Inc.
4517 Harford Road
Baltimore, Maryland 21214

Ladies and Gentlemen:

     Monarch Avalon, Inc. ("MAI" or the "Company") has requested a review of the proposed transaction (the "Transaction") involving the sale of the assets of its board games division to HIAC xii Corp., an indirect wholly owned subsidiary of Hasbro, Inc. (collectively the "Purchaser".) Specifically, you have requested a review as to whether the Transaction is fair to MAI stockholders from a financial point of view. The Transaction is described in the proposed draft Asset Purchase Agreement (the "Agreement") dated July 2, 1998 between the Purchaser and MAI. We were retained by the Board of Directors and commenced our investigation on March 16, 1998.

      Pursuant to the Agreement, the Purchaser will pay a total sum of $6.0 million in cash to MAI for the purchase of the Company's board games segment assets excluding cash, accounts receivable, accounting systems, machinery, equipment, furniture and fixtures.

      In connection with the opinion, we have reviewed, among other things, i) the Agreement between the Purchaser and the Company, ii) selected audited public and unaudited internal financial information of MAI, and, iii) management's financial projections for the Company under its current operations and upon completion of the Transaction. We have held discussions with the members of  the management of MAI regarding the past and current business operations and
financial condition  as  well as the future prospects of the Company.   We
have reviewed specific data regarding the valuation of companies in MAI's industry and utilized our own expertise in merger, acquisition and divestiture transactions and valuations.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by MAI, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the value to be received by holders of interests who may perfect dissenters' statutory fair appraisal remedies. Based upon the foregoing and based upon such other matters that we consider relevant, it is our opinion that as of the date hereof the sale of the Company's board games segment assets excluding cash, accounts receivable, accounting systems, machinery, equipment, furniture and fixtures for $6.0 million to the Purchaser is fair to MAI stockholders from a financial point of view.

     Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of April 6, 1998. Our opinion is directed to the Board of Directors of MAI and does not constitute a recommendation as to how a Director should vote on matters associated with the Agreement. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

                                        Very truly yours,

                                        /s/ FERRIS, BAKER WATTS, INC.

                                        FERRIS, BAKER WATTS, INC.

                              MONARCH AVALON, INC.
                  Proxy for 1998 Annual Meeting of Stockholders
                                October 23, 1998

     The undersigned hereby appoints A. Eric Dott and David F. Gonano, and each of them, with full power of substitution, as proxy, to vote all shares of the Common Stock of Monarch Avalon, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company on October 23, 1998 at 11:00 a.m., and at any adjournment or postponements thereof (the "Annual Meeting"), on the following matters, each of which is fully described in the proxy statement.

     The Board of Directors recommends a vote FOR each of the items listed below.

1.FOR [ ] WITHHOLD [ ] ABSTAIN [ ] Proposal to approve the asset purchase agreement (the "Asset Purchase Agreement") dated as of August 3, 1998 between the Company and HIAC XII Corp., an indirect subsidiary of Hasbro, Inc. and the sale of substantially all the business, operations and assets of the Company, as contemplated by the Asset Purchase Agreement, which may be deemed to be a sale of substantially all the property and assets of the Company pursuant to Section 271 of the Delaware General Corporation Law for $6 million in cash plus the assumption of certain liabilities (the "Proposed Transaction").
2.FOR [ ] WITHHOLD [ ] ABSTAIN [ ]  Proposal to approve an amendment to the
  Company's Certificate of Incorporation to change the name of the Company to Monarch Services Inc., effective upon consummation of the Proposed Transaction.
3.FOR [ ] WITHHOLD [ ]  The election of four persons to the Board of
  Directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified (except as marked to the contrary): A. Eric Dott, David F. Gonano, Jackson Y. Dott, and Helen Delich Bentley. (To withhold authority to vote for any individual nominee strike a line through the nominee's name).
4.FOR [ ] WITHHOLD [ ] ABSTAIN [ ] Proposal to ratify Deloitte & Touche LLP, as independent auditors of the Company for the fiscal year ending April 30, 1998.
5.To act upon any other matter which may properly come before the Annual
  Meeting.

  This proxy will be voted on each of the foregoing items as specified by the person signing it, but if no specification is made, the proxy will be voted FOR the election of Directors and FOR the other proposals.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

  Receipt of notice of the Annual Meeting and proxy statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for the Annual Meeting.

  WITNESS the hand seal of the undersigned, this         day of                ,
  1998.

  _______________________________________________________________
                                                       (Seal)

  _______________________________________________________________
                                                       (Seal)

  Please date and then sign exactly as name appears to the right. If signing for trusts, estates or corporations, capacity or title should be stated.
  If shares are jointly owned, both owners should sign.

  PLEASE DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE